Exhibit 2

ASSET PURCHASE AGREEMENT

by and among

H.B. FULLER COMPANY,

SCB SUB, INC.

and

ROANOKE COMPANIES GROUP, INC.,

CHICAGO ADHESIVES PRODUCT CO.

and

WILLIAM J. KYTE,

JOHN H. JOHNTZ, JR.

RICHARD F. TRIPODI

and

THOMAS K. JONES

Dated as of January 30, 2006

TABLE OF CONTENTS

1. DEFINITIONS AND REFERENCES		1

1.1.	Definitions	1
1.2.	Certain References	9

2. PURCHASE AND SALE OF ASSETS AND RELATED MATTERS		10

2.1.	Sale of Assets	10
2.2.	Excluded Assets	12
2.3.	Assumed Liabilities	12
2.4.	Excluded Liabilities	12
2.5.	Purchase Price	13
2.6.	Payment of Purchase Price	13
2.7.	Purchase Escrow	14
2.8.	Disputes	14
2.9	Prorations	15
2.10	Allocation of Purchase Price	15

3. REPRESENTATIONS AND WARRANTIES REGARDING THE BUSINESS		15

3.1.	Organization	15
3.2.	Subsidiaries	15
3.3.	Noncontravention	16
3.4.	Binding Agreement	16
3.5.	Third-Party Rights	16
3.6.	Legal and Regulatory Compliance	17
3.7.	Financial Statements	17
3.8.	No Undisclosed Liabilities	17
3.9.	Events Subsequent to the Balance Sheet Date	17
3.10.	Accounts Receivable; Inventory	19
3.11.	Condition of Assets	20
3.12.	Title to Personal Property	20
3.13.	Real Property	20
3.14.	Environmental Matters	21
3.15.	Intellectual Property	22
3.16.	Insurance	23
3.17.	Permits and Licenses	23
3.18.	Interested Party Transactions	24
3.19.	Contracts	24
3.20.	Assumed Contracts	25
3.21.	Employees and Employee Relations	26
3.22.	Employee Benefit Plans	27
3.23.	Litigation and Proceedings	29
3.24.	Taxes	29
3.25.	Major Customers and Suppliers	32
3.26.	Books and Records	32

3.27.	Brokers and Finders	32
3.28.	Restrictions on Business Activities	32
3.29.	Operation of the Business	33
3.30.	Certain Payments	33
3.31.	Full Disclosure	33

4. REPRESENTATIONS AND WARRANTIES REGARDING THE SHAREHOLDERS		33

4.1.	Powers; Consents; Absence of Conflicts, etc.	33
4.2.	Binding Agreement	33
4.3.	Litigation and Proceedings	34
4.4.	Brokers and Finders	34
4.5.	Certain Payments	34
4.6.	Absence of Claims	34
4.7.	Full Disclosure	34

5. REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER		34

5.1.	Organization	34
5.2.	Corporate Powers; Consents; Absence of Conflicts, Etc.	34
5.3.	Binding Agreement	35
5.4.	Brokers and Finders	35
5.5.	Full Disclosure	35
5.6.	Availability of Funds	35

6. PRE-CLOSING COVENANTS		35

6.1.	No Negotiation	35
6.2.	Preservation of the Business	35
6.3.	Operations Pending Closing	36
6.4.	Preservation of the Business	37
6.5.	Access	37
6.6.	Notice of Developments	37
6.7.	Costs and Expenses	38
6.8.	Fulfillment of Conditions	38
6.9.	Release of Encumbrances	38
6.10.	HSR Approval	38

7. CONDITIONS PRECEDENT TO OBLIGATION OF SELLERS		39

7.1.	Accuracy of Representations and Warranties; Covenants	39
7.2.	Adverse Action or Proceeding	39
7.3.	Pre-Closing Confirmations	39
7.4.	Extraordinary Events	40

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND BUYER		40

8.1.	Representations and Warranties; Covenants	40
8.2.	Adverse Action or Proceeding	40
8.3.	Pre-Closing Confirmations and Contractual Consents	40

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8.4.	Extraordinary Events	41
8.5.	Payoff Letters and Termination Statements	41
8.6.	Non-Competition Agreements	41
8.7.	Employment Agreements	42
8.8.	Diligence	42
8.9.	Governmental Consents	42
8.10.	Title Insurance	42
8.11.	Keys, etc.	42
8.12.	Phantom Stock Participants	42
8.13.	Montalbano Agreement	42
8.14.	Tripodi Stock Option	42
8.15.	Sale Bonus Participants	42

9. CLOSING		42

9.1.	Closing	42
9.2.	Sellers’ and Shareholders’ Deliverables at Closing	43
9.3.	Parent’s and Buyer’s Deliverables at Closing	44

10. POST-CLOSING COVENANTS		45

10.1.	Employees and Employee Benefit Plans	45
10.2.	Hired Employees	46
10.3.	Change of Sellers’ Name	47
10.4.	Further Assurances	47
10.5.	State Tax Matters	47

11. POST-CLOSING AGREEMENTS		47

12. INDEMNIFICATION		48

12.1.	Indemnification by Sellers and the Shareholders	48
12.2.	Sellers’ and Shareholders’ Limitations	49
12.3.	Indemnification by Parent and Buyer	49
12.4.	Parent’s and Buyer’s Limitations	50
12.5.	Notice and Control of Third-Party Claims	50
12.6.	Notice of Other Claims	51
12.7.	Limitation Period	51
12.8.	Survival of Representations; Indemnity Periods	51
12.9.	Effect of Insurance and Third Party Proceeds	52
12.10	Shareholders’ Representative.	52

13. TERMINATION		54

13.1.	Termination of Agreement	54
13.2.	Effect of Termination	54

14. GENERAL		55

14.1.	Schedules	55
14.2.	Tax Effect	55

3

14.3.	Reproduction of Documents	55
14.4.	Time of Essence	55
14.5.	Consents, Approvals and Discretion	55
14.6.	Choice of Law	55
14.7.	Benefit; Assignment	55
14.8.	No Third-Party Beneficiaries	56
14.9.	Waiver of Breach, Right or Remedy	56
14.10.	Notices	56
14.11.	Severability	57
14.12.	Entire Agreement; Amendment	58
14.13.	Interest	58
14.14.	Drafting	58
14.15.	Confidentiality; Public Announcements	58
14.16	Parent Guaranty.	59

Exhibits

Exhibit A – Escrow Agreement

Exhibit B – Form of Non-Competition and Non-Solicitation Agreements

Exhibit C1 – Form of Executive Employment Agreement (Tripodi)

Exhibit C2 – Form of Executive Employment Agreement (Vandenburgh)

Schedules

Schedule 2.1(a) – Owned Real Property

Schedule 2.1(b) – Fixed Assets

Schedule 2.1(f) – Contracts

Schedule 2.1(g) – Licenses and Permits

Schedule 2.1(h) – Intellectual Property

Schedule 2.2(g) – Excluded Assets

Schedule 3.1 – Organization

Schedule 3.3 – Noncontravention

Schedule 3.7 – Financial Statements

Schedule 3.8 – Undisclosed Liabilities

Schedule 3.9 – Events Subsequent to the Balance Sheet Date

Schedule 3.10(a) – Accounts Receivable

Schedule 3.10(b) – Inventory

Schedule 3.12 – Permitted Encumbrances

Schedule 3.14(a) – Environmental Permits

Schedule 3.15 – Intellectual Property

Schedule 3.16 – Insurance

Schedule 3.17 – Permits

Schedule 3.18 – Interested Party Transactions

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Schedule 3.19 – Contracts

Schedule 3.20 – Assumed Contracts

Schedule 3.21 – Employees and Employee Relations

Schedule 3.22 – Employee Benefit Plans

Schedule 3.23 – Litigation and Proceedings

Schedule 3.24 – Taxes

Schedule 3.25 – Major Customers and Suppliers

Schedule 6.2 – Preservation of the Business

Schedule 6.3 – Operations Pending Closing

5

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of the 30th day of January, 2006 by and among H.B. FULLER COMPANY, a Minnesota corporation (“Parent”), SCB SUB, INC., a Minnesota corporation and wholly owned, indirect subsidiary of Parent (“Buyer”), ROANOKE COMPANIES GROUP, INC., a Missouri corporation (“Roanoke”), CHICAGO ADHESIVES PRODUCTS CO., an Illinois corporation (“Chapco” and collectively with Roanoke, the “Sellers”), WILLIAM J. KYTE (“Kyte”), JOHN H. JOHNTZ, JR. (“Johntz”), RICHARD F. TRIPODI (“Tripodi”), and THOMAS K. JONES (“Jones”) (Kyte, Johntz, Tripodi, and Jones sometimes referred to herein individually as a “Shareholder” and collectively as the “Shareholders”).

Recitals

A. Sellers are engaged in the business of manufacturing a unique comprehensive line of construction chemical products and related tools and accessories that are used in the installation and repair of flooring materials marketed through original equipment manufacturers, flooring manufacturers, professional flooring products distributors and the home improvement retail channel (collectively, the “Business”).

B. As of the Closing, the Shareholders will be all of the shareholders of Roanoke.

C. Based upon the representations and warranties of Sellers and the Shareholders, Buyer desires to acquire from Sellers, and Sellers desires to sell, assign and transfer, substantially all of the assets owned by Sellers, on the terms and subject to the conditions set forth herein.

Agreement

NOW, THEREFORE, the Parties agree as follows:

1. DEFINITIONS AND REFERENCES

1.1. Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings given:

Accounts Receivable: all accounts receivable of the Business, accrued and unaccrued, but excluding amounts due from Affiliates of Sellers.

Affiliate: any Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with another Person and includes the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, election or appointment of directors, by contract or otherwise.

Agreement: this Asset Purchase Agreement and all Exhibits and Schedules attached hereto, as amended, consolidated, supplemented, or replaced by the Parties from time to time.

Antitrust Laws: defined in Section 6.10.

Assets: all assets listed in Section 2.1(a)-(p) and all other assets and property (real, personal and mixed, tangible and intangible) other than the Excluded Assets, owned or leased by Sellers.

Assumed Contracts: the Contracts listed or described on Schedule 2.1(f).

Assumed Liabilities: (a) all liabilities and obligations reflected or reserved for on the Closing Balance Sheet, and, if incurred after the Balance Sheet Date, incurred in compliance with the covenants set forth in this Agreement, other than indebtedness for borrowed money; (b) vacation, holiday and sick leave accumulations of the Hired Employees (whether in such form or in the form of so-called paid time off or extended illness bank plans), and Compensation Taxes related thereto, all to the extent not otherwise reflected or reserved for on the Closing Balance Sheet; (c) all obligations of Sellers under the Assumed Contracts; (d) Transfer Taxes, if any; (e) the portion of the Taxes that are prorated pursuant to Section 2.9 and that are attributable to the period beginning after the Closing Date, to the extent not otherwise reflected or reserved for on the Closing Balance Sheet; and (f) the other liabilities and obligations, if any, described on Schedule 2.3.

Balance Sheet Date: December 31, 2005

Basket: defined in Section 12.2(a).

Bill of Sale: defined in Section 9.2(a).

Business: defined in the Recitals to this Agreement.

Buyer: defined in the preamble.

Buyer’s Indemnified Persons: Parent, Buyer, and their respective Affiliates, their successors and assigns from time to time, and their respective stockholders, partners, directors, officers, employees, agents and representatives.

Cap: defined in Section 12.2(b).

Capital Expenditures: for any period, the aggregate of all expenditures of a Person during such period that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected on the statement of cash flows of the Person.

Closing: defined in Section 9.1.

Closing Date: defined in Section 9.1.

Closing Balance Sheet: the audited or unaudited balance sheet (in the sole discretion of Buyer) of Sellers as of the close of business on the day immediately prior to the Closing Date reflecting only the Assets and the Assumed Liabilities.

COBRA: defined in Section 10.1(f).

Code: the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder.

Compensation Taxes: the employer’s share of payroll, employment, social security or similar taxes, including FICA taxes, related to vacation, holiday and sick leave accumulations of the Hired Employees (whether in such form or in the form of so-called paid time off or extended illness bank plans).

Confidentiality Agreement: Confidential Information Non-Disclosure Agreement dated September 29, 2005 between Roanoke and Parent.

Contracts: all written or oral contracts, leases, licenses and agreements relating to the Assets or the operation of the Business to which Sellers are a party or by which it or any of the Assets are or may be bound, including employment, retention and severance agreements, vendor agreements, supply agreements, license agreements, agreements with Governmental Authorities, real and personal property leases and schedules, maintenance agreements and schedules, agreements with labor organizations, and bonds, mortgages and other loan agreements.

Controlled Group: with respect to Sellers, a group consisting of each trade or business (whether or not incorporated) that, together with Sellers, would be deemed a “single employer” within the meaning of section 4001(a)(14) of ERISA.

Current Liabilities: “accounts payable” and “accrued expenses,” each as calculated from relevant entries on the Closing Balance Sheet.

Employee: any current employee of either Seller.

Employee Benefit Plan: any (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan; (b) defined contribution plan that is an Employee Pension Benefit Plan (including any Multiemployer Plan) and is qualified under section 401(a) of the Code; (c) defined benefit plan that is an Employee Pension Benefit Plan (including any Multiemployer Plan) and is qualified under section 401(a) of the Code; or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

Employee Pension Benefit Plan: defined in section 3(2) of ERISA.

Employee Welfare Benefit Plan: defined in section 3(1) of ERISA.

Employment Agreement: those employment agreements dated as of the Closing Date by and between Buyer and those persons identified in Section 8.7.

Encumbrances: liabilities, levies, claims, charges, assessments, mortgages, security interests, liens, pledges, conditional sales agreements, title retention contracts, leases, subleases, rights of first refusal, options to purchase, restrictions (including those on transferring, pledging and mortgaging) and other encumbrances, and Contracts to create or suffer any of the foregoing.

Environmental Laws: all Legal Requirements relating to pollution or protection of human health or the environment (including ground water, land surface or subsurface strata), including Legal Requirements relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling, reporting or handling of Materials of Environmental Concern.

ERISA: the Employee Retirement Income Security Act of 1974, as amended.

ERISA Fiduciary: defined in section 3(21) of ERISA.

Escrow Agent: JP Morgan Trust Company, National Association, a national banking association.

Escrow Agreement: the Escrow Agreement dated as of the Closing Date by and among the Shareholders, Buyer, Sellers, Parent, Montalbano, Phantom Stock Participants and the Escrow Agent in the form of Exhibit A hereto.

Escrow Amount: defined in Section 2.7.

Escrow Fund: defined in Section 2.7.

Excluded Assets: defined in Section 2.2.

Excluded Liabilities: any and all claims, liabilities, obligations or commitments of Sellers other than the Assumed Liabilities, whether known or unknown, fixed or contingent, recorded or unrecorded; provided, however, that Excluded Liabilities are not intended to cover the indemnification obligations of the Sellers and Shareholders under this Agreement.

Excluded Taxes: (a) Taxes (other than sales, use, property, Transfer, recording and similar Taxes) on or based upon or measured by gross or net receipts or gross or net income (including Taxes in the nature of minimum taxes, tax preference items, and alternative minimum taxes), capital or net worth or capital stock, (b) employment, payroll, social security, or similar taxes, including FICA taxes or any other Taxes, related or attributable to the Tripodi Stock Option, the Phantom Stock Agreements, the Sale Bonus Agreements, or the Montalbano Agreement, (c) any other Taxes not included in Working Capital on the Closing Balance Sheet or for which an adequate Tax reserve has not been established thereon, other than compensation taxes, and (d) any Taxes of Seller to the extent not attributable to the Assets.

Financial Statements: the Year-End Financial Statements and the Interim Financial Statements.

GAAP: generally accepted accounting principles in the United States, as consistently applied by Roanoke.

Governmental Authorities: all agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever of any federal, state, county, district, municipal, city, foreign or other government or quasi-government unit or political subdivision, and private arbitration panels or dispute resolution makers.

Hired Employees: defined in Section 10.1(a).

HSR Act: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Immaterial Contracts: Contracts that (a) require the future payment by Sellers of $100,000 or less or the future performance by Sellers of services having a value of $100,000 or less, or (b) are terminable by Sellers at any time without cause upon notice of 90 days or less and that require during the period prior to termination the payment of $100,000 or less or the future performance of services having a value of $100,000 or less, provided that, notwithstanding the foregoing, Immaterial Contracts shall not include any Contracts described in Section 3.19 or any Contracts with any Major Customer or any Contracts relating to the ownership of or right to use the Intellectual Property.

Indemnified Party: any Person entitled to indemnification under Article 12.

Indemnifying Party: any Person obligated to indemnify another Person under Article 12.

Independent Accountant: defined in Section 2.8.

Intellectual Property: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings and specifications), (f) all material computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

Interim Financial Statements: the unaudited balance sheet of Sellers, statement of income and retained earnings, and statement of cash flows of Sellers, as of and for the 12 months ended December 31, 2005.

Inventory: raw materials, work-in-process, finished goods, supplies, inventory, spare parts, replacement and component parts.

Kyte Real Estate Lease: that certain real estate lease dated January 1, 1999 between Roanoke and William and Julie Kyte for the facility located at 3148 Roanoke Road, Kansas City, Missouri.

Legal Requirements: with respect to any Person, all statutes, ordinances, bylaws, codes, rules, regulations, restrictions, orders, judgments, writs, injunctions, decrees, determinations or awards of any Governmental Authority having jurisdiction over such Person or any of such Person’s assets or businesses.

Losses: all damages (whether compensatory or punitive), claims, costs, losses (including any diminution in value), liabilities, expenses or obligations (including Taxes, interest, penalties, court costs, costs of preparation and investigation, and attorneys’, accountants’ and other professional advisors’ fees and expenses).

Major Customer: defined in Section 3.25.

Material Adverse Effect: a material adverse effect, either individually or in the aggregate, on the Business, assets, liabilities, results of operations, financial condition or prospects of Sellers.

Materials of Environmental Concern: chemicals, pollutants, contaminants, wastes (including medical waste), toxic substances, petroleum and petroleum products, including hazardous wastes under the Resource, Conservation and Recovery Act, 42 U.S.C. § 6903 et seq., hazardous substances under the Comprehensive

Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq., asbestos, polychlorinated biphenyls and urea formaldehyde, mold and fungus, and low-level nuclear materials, special nuclear materials or nuclear-byproduct materials, all within the meaning of the Atomic Energy Act of 1954, as amended, and any rules, regulations or policies promulgated thereunder.

Multiemployer Plan: defined in section 3(37) of ERISA or section 4001(a)(3) of ERISA.

Montalbano: Thomas R. Montalbano

Montalbano Agreement: agreement between Roanoke and Montalbano dated September 22, 2004 setting forth the terms and conditions for the payment of certain bonus compensation to Montalbano in the event of the closing of a sale of the Business.

Multiple Employer Plan: an Employee Pension Benefit Plan that is not a Multiemployer Plan and for which a Person who is not a member of a Controlled Group that includes Sellers are or has been a contributing sponsor.

Notice of Disagreement: defined in Section 2.8.

Ordinary Course of Business: the ordinary course of day-to-day business operations consistent with past custom and practice (including with respect to nature, magnitude, quantity, and frequency).

Other Plan: any Contract, program or arrangement that provides cash or non-cash benefits or perquisites to current or former employees of Sellers, but that is not an Employee Benefit Plan.

Owned Real Property: all real property owned (legally or beneficially), leased or subleased by Sellers, as more particularly described on Schedule 2.1(a), together with all buildings, improvements and fixtures thereon and all appurtenances and rights thereto.

Parent: defined in the preamble.

Party: any party to this Agreement, its successors and assigns.

Party in Interest: a “party in interest” as defined in section 3(14) of ERISA, and a “disqualified person” as defined in section 4975 of the Code.

Payoff Letters: defined in Section 8.5.

PBGC: the Pension Benefit Guaranty Corporation.

Permits: defined in Section 3.17.

Permitted Encumbrances: defined in Section 3.12.

Person: any individual, sole proprietor, limited liability company, corporation, association, partnership, firm, joint venture, trust, trustee or Governmental Authority.

Phantom Stock Participants: Douglas W. Vandenburgh, Peter C. Houser and Michael P. Finley.

Phantom Stock Agreements: the agreements with the Phantom Stock Participants in the form previously provided to Parent setting forth the terms and conditions for the payment of a certain percentage of any compensation paid in the event of the closing of a sale of the Business.

Post-Closing Adjustments: defined in Section 2.6(a).

Product Liability Matters: defined in Section 2.4(c).

Prohibited Transaction: defined in section 406 of ERISA and section 4975 of the Code.

Purchase Price: defined in Section 2.5.

Reportable Event: defined in section 4043 of ERISA.

Sale Bonus Participants: James Webb and Brian Bludgen.

Sale Bonus Agreements: the agreements with the Sale Bonus Participants in the form previously provided to Parent setting forth the terms and conditions for the payment of certain fixed amount of compensation in the event of the closing of a sale of the Business.

Schedules: the schedules attached to this Agreement and incorporated herein by reference.

Sections: sections of this Agreement.

Securities Act: the Securities Act of 1933, as amended.

Sellers: defined in the preamble.

Sellers’ Indemnified Persons: Sellers, the Shareholders, and their respective Affiliates, estates, heirs, successors and assigns.

Shareholders: defined in the preamble.

Shareholders’ Representative: Thomas K. Jones

Shares: defined in Section 2.5(b).

Stand N Seal Matter: Losses related to the sale and distribution of allegedly defective Stand N Seal “Spray On” Grout Sealer received by Roanoke from SLR, Inc.

Tax: any federal, state, local, or foreign income, gross receipts, net receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, ad valorem, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

Tax Return: any return, declaration, report, claim for refund, information return or statement, including schedules and attachments thereto and amendments, relating to Taxes.

Transfer Taxes: as defined in Section 6.7(d).

Tripodi Stock Option: the option to acquire 100 common shares of Roanoke granted to Richard F. Tripodi in his employment agreement dated as of August 8, 2001.

WARN Act: the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101-2109.

Working Capital: those current Assets reflected on the Closing Balance Sheet less Current Liabilities (excluding Excluded Liabilities).

Working Capital Target: $3,600,000

Year-End Financial Statements: the audited balance sheets of Roanoke as of December 31, 2003 and December 31, 2004 and the audited statements of income and cash flows for the fiscal years then ended; and the unaudited balance sheet of Roanoke as of December 31, 2002 and the unaudited statements of income and cash flows for the fiscal year then ended.

1.2. Certain References. As used in this Agreement, unless the context requires otherwise:

(a) References to “include” or “including” mean including without limitation.

(b) References to “partners” include general and limited partners of partnerships and members of limited liability companies.

(c) References to “partnerships” include general and limited partnerships, joint ventures and limited liability companies.

(d) References to any document are references to that document as amended, consolidated, supplemented or replaced by the parties thereto from time to time.

(e) References to any Legal Requirements in any representation and warranty hereunder are references to those Legal Requirements as in effect on the date such representation and warranty is made.

(f) References to time are references to Minneapolis, Minnesota time.

(g) With respect to references to the “Sellers’ Knowledge,” including the qualification of any representation, warranty or other statement in this Agreement by the phrase “to the Knowledge of Sellers” or by any variant thereof, Sellers shall be deemed to have knowledge of a matter if any Shareholder has actual knowledge of the matter or would have such knowledge after reasonable investigation.

(h) The gender of all words includes the masculine, feminine and neuter, and the number of all words includes the singular and plural.

(i) The division of this Agreement into Articles and Sections, and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

2. PURCHASE AND SALE OF ASSETS AND RELATED MATTERS.

2.1. Sale of Assets. Subject to the terms and conditions of this Agreement, at Closing, Sellers shall sell, assign, convey, transfer and deliver to Buyer, or cause to be sold, assigned, conveyed, transferred and delivered to Buyer, free and clear of all Encumbrances other than Permitted Encumbrances, all of Sellers’ right, title and interest in and to the Assets, including the following:

(a) The Owned Real Property described on Schedule 2.1(a).

(b) All machinery, equipment, vehicles, furniture, computers and furnishings and other tangible personal property owned by Sellers and used in the Business, including those listed on Schedule 2.1(b).

(c) All Accounts Receivable of Sellers.

(d) All prepaid expenses and deposits of the Business (other than prepaid insurance premiums and deposits associated with Excluded Assets) and such other current assets of the Business as are reflected on the Closing Balance Sheet.

(e) All financial, customer, supplier, personnel, facilities, environmental, and other records) of the Business (including equipment records, documents, catalogs, books, records (including all records relating to compliance with Legal Requirements), files and operating manuals, subject to the obligations set forth in Section 11.

(f) Sellers’ right, title and interest in all Contracts, and all other contracts and agreements listed or described on Schedule 2.1(f), and the Immaterial Contracts to the extent assignable.

(g) All licenses, permits and other approvals (including pending approvals) of Governmental Authorities, to the extent assignable, relating to the ownership, development and operation of the Business, including the licenses and permits described on Schedule 2.1(g).

(h) All Intellectual Property owned or licensed by Sellers and used in connection with the ownership and operation of the Business and all software, hardware, application programs and similar systems licensed for use in the Business and owned, licensed or leased by Sellers, including those described on Schedule 2.1(h).

(i) All property, real, personal or mixed, tangible or intangible, of Sellers, other than the Excluded Assets.

(j) All insurance policies and all insurance proceeds received by Sellers or payable to Sellers arising in connection with damage to the Assets occurring prior to the Closing Date, to the extent not expended for the repair or restoration of the Assets.

(k) General intangibles of the Business, including goodwill.

(l) All lists of customers, prospects, vendors, suppliers and other parties with whom Sellers transacts or has transacted business.

(m) All supplies, marketing and sales literature, advertising or promotional materials and other items of similar character of the Business.

(n) Claims, causes of action, refunds, rights of recovery, rights of setoff and rights of recoupment of any kind of Sellers against third parties relating to the Assets or any Assumed Contract, choate or inchoate, known or unknown, contingent or otherwise, in each case, other than to the extent relating to a matter that is an Excluded Liability.

(o) The right to use the name “Roanoke Companies Group, Inc.,” “Chicago Adhesives Product Co.” or any variation of either name.

(p) All proceeds of the foregoing arising from and after the Closing Date.

2.2. Excluded Assets. Notwithstanding the generality of Section 2.1, the following assets (the “Excluded Assets”) are not a part of the sale and purchase contemplated by this Agreement and are excluded from the Assets:

(a) Any records of Sellers that by law Sellers are required to retain in its possession, provided that Sellers shall give Buyer a copy of such records.

(b) All cash and cash equivalents and all prepaid insurance premiums.

(c) Short-term investments.

(d) Any amounts owed to either Seller from any Shareholder or any Affiliates of a Shareholder.

(e) All claims, rights, interests and proceeds with respect to refunds of Excluded Taxes.

(f) Any asset that would revert to Sellers or an Affiliate of Sellers as employer upon the termination of any Employee Benefit Plan, including assets representing a surplus or over-funding of any Employee Benefit Plan.

(g) Any other assets listed or described on Schedule 2.2(g) as Excluded Assets or excluded by mutual written agreement of the Parties.

2.3. Assumed Liabilities. As of the Closing Date, Buyer shall assume the Assumed Liabilities.

2.4. Excluded Liabilities. Notwithstanding anything to the contrary set forth herein, under no circumstance shall Parent, Buyer or any of their respective Affiliates assume or be obligated to pay, and none of the Assets shall be or become liable for or subject to any of the Excluded Liabilities, including the following, which shall be and remain liabilities of Sellers:

(a) Liabilities or obligations of Sellers for Excluded Taxes.

(b) Liabilities of Sellers to Tripodi, the Phantom Stock Participants, Montalbano, or the Sale Bonus Participants arising out of the Tripodi Stock Option, the Phantom Stock Agreements, the Montalbano Agreement, or the Sale Bonus Agreements.

(c) Liabilities or obligations arising from any Excluded Assets.

(d) Liabilities or obligations arising from an indebtedness of Sellers for borrowed money.

(e) Except to the extent included in the Assumed Liabilities, claims, litigation and proceedings (whether instituted prior to, at or after Closing) relating to products manufactured or sold by or on behalf of Sellers on or prior to the Closing Date (“Product Liability Matters”).

(f) Except to the extent included in the Assumed Liabilities, liabilities or obligations to employees of Sellers, Employee Benefit Plans, the Internal Revenue Service, PBGC or any other Governmental Authority, arising from or relating to periods prior to the Closing Date (whether or not triggered by the transactions contemplated by this Agreement and whether or not imposed by Legal Requirements directly on Buyer as the transferee of the Assets), including liabilities or obligations arising under any Employee Benefit Plan or severance pay program or arrangement maintained by Sellers prior to the Closing Date, EEOC claim, unfair labor practice, and wage and hour practice, and liabilities or obligations arising under the WARN Act, as a result of acts of Sellers prior to the Closing Date.

(g) Any obligation of Sellers to SLR, Inc.

(h) The Stand N Seal Matter.

2.5. Purchase Price. Subject to the terms and conditions of this Agreement, in reliance upon the representations, warranties and covenants of Sellers and the Shareholders herein set forth, and as consideration for the purchase and sale of the Assets, at Closing Buyer shall assume the Assumed Liabilities and Buyer shall pay to Sellers $270.0 million, subject to and as set forth in Sections 2.6 and 2.7 (the “Purchase Price”).

2.6. Payment of Purchase Price. Subject to this Section 2.6 and Section 2.7, Buyer shall pay the Purchase Price to Sellers at the Closing by wire transfer of immediately available funds to the account designated in writing by Sellers at least two business days before Closing.

(a) Within 60 days after the Closing Date, Buyer will deliver to Sellers the Closing Balance Sheet, prepared in accordance with GAAP. If the Working Capital Target is greater than the Working Capital on the Closing Balance Sheet, then the Purchase Price shall be reduced by an amount equal to the difference between the Working Capital Target and the Working Capital on the Closing Balance Sheet; and if the Working Capital Target is less than the Working Capital on the Closing Balance Sheet, then the Purchase Price shall be increased by an amount equal to the difference between the Working Capital Target and the Working Capital on the Closing Balance Sheet such adjustments (positive or negative) are collectively referred to as the “Post-Closing Adjustments”).

(b) If the amount of the Purchase Price owed by Buyer to Sellers is adjusted as a result of the Post-Closing Adjustments, the payee shall make appropriate payments to the other Party hereto within five business days after determination of the amount owed to such Party. Any payment required by this Section 2.6(b) from Sellers shall be made from the Escrow Fund. All payments made by Buyer under this Section 2.6(b) shall be sent by wire transfer of immediately available funds to an account designated by the recipient thereof, and the Parties shall execute such receipts or other acknowledgments as are reasonably necessary to evidence such payments.

2.7. Purchase Escrow. Buyer will deposit, at the Closing, $15 million of the Purchase Price (the “Escrow Amount”) by wire transfer of immediately available funds into an escrow fund (“Escrow Fund”). The Escrow Fund shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement, and subject to the terms of Section 12.2(c), as the initial but non-exclusive source of funds for amounts owing to Buyer for indemnification under this Agreement. Any amounts remaining in the Escrow Fund at the Escrow Termination Date (as defined in the Escrow Agreement) shall be disbursed and released on such date subject to the terms and conditions of the Escrow Agreement.

2.8. Disputes. In the event of any dispute arising out of any matter relevant to the calculation of the Post-Closing Adjustments, Sellers shall deliver a written notice to Buyer within 45 days after receipt of the Closing Balance Sheet, specifying the approximate amount in dispute, the basis for such dispute, and any changes proposed to the Closing Balance Sheet (a “Notice of Disagreement”); provided, however, that the Parties may agree on any disputed amounts at any time within such 45-day period. If a Notice of Disagreement is timely delivered to Buyer, Buyer and Sellers shall, during the 30 days immediately following delivery of the Notice of Disagreement, seek in good faith to resolve any differences they may have with respect to the matters specified in the Notice of Disagreement. If such dispute is not resolved to the mutual satisfaction of Sellers and Buyer within such 30-day period, Sellers and Buyer each shall have the right to require that such dispute be submitted to Deloitte & Touche LLP, or to such other certified public accounting firm as Sellers and Buyer may then mutually agree upon in writing (the “Independent Accountant”). Buyer and Sellers will give the Independent Accountant access to the books and records, as well as any accounting work papers or other schedules relating to the Closing Balance Sheet, the Notice of Disagreement, and such other relevant information reasonably requested by the Independent Accountant. The fees and expenses of the Independent Accountant shall be borne by Sellers and Buyer in inverse proportion as they may prevail on matters resolved by the Independent Accountant, which proportionate allocations shall also be determined by the Independent Accountant at the time the determination of the Independent Accountant is rendered on the Closing Balance Sheet. The Independent Accountant shall resolve the computation or verification of the disputed Closing Balance Sheet entries in accordance with the provisions of this Agreement and otherwise where applicable in accordance with GAAP. If any matters have been submitted to the Independent Accountant for review and resolution in accordance with the provisions above, then Sellers and Buyer shall use their commercially reasonable best efforts to cause the Independent Accountant to complete its preparation of the Closing Balance Sheet within 30 days from the submission of the matters specified in such Notice of Disagreement. The Independent Accountant shall act as a neutral arbitrator to determine only those issues in dispute. The Independent Accountant’s determination will be set forth in a written statement delivered to Buyer and Sellers, and shall be final, conclusive and binding upon the Parties.

2.9 Prorations. At Closing, and to the extent not included on the Closing Balance Sheet, Buyer and Sellers shall prorate, as of the Closing Date, real estate and personal property lease payments, real estate and personal property Taxes and other assessments, and all other income and expenses (including utilities) with respect to the Business that are normally prorated upon a sale of assets of a going concern.

2.10 Allocation of Purchase Price. The Parties agree to use their commercially reasonable best efforts to agree on the allocation of the Purchase Price to the Assets (as set forth in this Section 2.9) prior to the Closing. Notwithstanding the foregoing sentence, no later than 30 days after Closing, the Purchase Price shall be allocated as proposed by Buyer and approved by Sellers among the Assets and the Non-Competition and Non-Solicitation Agreements contemplated by Section 8.6(b) consistent with the provisions of section 1060 of the Code and the Treasury Regulations thereunder. If a Party disagrees with respect to any material item included in the proposed allocation, then the Parties shall negotiate in good faith to resolve the issue. If they cannot resolve the issue within 30 days, it shall be resolved by an accounting or appraisal firm chosen by and mutually acceptable to all Parties. The costs, fees, and expenses of such firm shall be born equally by Buyer and Sellers. Neither Buyer nor Sellers, nor any of their respective Affiliates, shall take any position on a Tax Return or audit inconsistent with such allocation unless required to do so by applicable law. Buyer and Sellers shall each provide to the other for review a copy of its report with respect to this transaction pursuant to section 1060 of the Code and the Treasury Regulations thereunder at least ten business days prior to submission to the Internal Revenue Service.

3. REPRESENTATIONS AND WARRANTIES REGARDING THE BUSINESS. Except as disclosed in the related Schedules, Sellers and the Shareholders, jointly and severally, make the following representations and warranties to Buyer on and as of the Closing Date:

3.1. Organization. Roanoke is a corporation duly organized and validly existing in good standing under the laws of the State of Missouri. Chapco is a corporation duly organized and validly existing in good standing under the laws of the State of Illinois. Schedule 3.1 sets forth the other jurisdictions in which either Seller is qualified to conduct business. Each Seller has full corporate power and authority and possesses all material licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use the properties and assets owned and used by it. Sellers are not required to be qualified or licensed to do business as a foreign corporation in any other jurisdiction.

3.2. Subsidiaries. Except for Roanoke’s ownership of Chapco, Sellers do not have any subsidiaries and do not otherwise own, directly or indirectly, any shares in the capital stock of or any similar equity, partnership, or similar ownership interest in, or control, any corporation, partnership, association, joint venture or other business entity.

3.3. Noncontravention. Sellers have the requisite power and authority to enter into this Agreement and any document, instrument or agreement in connection herewith to which Sellers are or become a Party and to perform its obligations hereunder and thereunder. The Shareholders are the only holders of any equity interest in Sellers. Except as set forth in Schedule 3.3, the execution, delivery and performance by Sellers of this Agreement and any document, instrument or agreement in connection herewith to which Sellers are or become a party and the consummation by Sellers of the transactions contemplated herein and therein:

(a) are within Sellers’ corporate powers, are not in contravention of the terms of their respective articles of incorporation, bylaws or other governing documents, as amended to date, and have been duly authorized by all appropriate corporate and shareholder action;

(b) do not violate any Legal Requirement to which Sellers or the Assets may be subject (including any bulk transfer or similar law);

(c) subject to consents necessary to assign such Contracts as a result of the transactions contemplated hereby, do not conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Sellers are a party or by they are bound or the Assets are subject;

(d) except for requisite approvals as required under the HSR Act, do not require any notice, filing, authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement; and

(e) do not conflict with, result in any breach or contravention of, or permit the acceleration of the maturity of, any liabilities of Sellers, and do not create or permit the creation of any Encumbrance on or affecting any of the Assets.

3.4. Binding Agreement. This Agreement and each of the documents, instruments or agreements executed in connection herewith to which Sellers are or become a party are (or upon execution will be) valid and legally binding obligations of Sellers, enforceable against Sellers in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

3.5. Third-Party Rights. There are no Contracts (other than this Agreement) with, or rights of, any Person to acquire, directly or indirectly, any material Assets, or any interest therein.

3.6. Legal and Regulatory Compliance. Sellers have complied in all material respects with, are not in violation of and have not received any notices of violation with respect to, any Legal Requirements.

3.7. Financial Statements. Attached as Schedule 3.7 are copies of the Year-End Financial Statements and the Interim Financial Statements. The Financial Statements are derived from the books and records of Sellers, are true, complete and, in accordance with GAAP, accurately and fairly present the financial condition and results of operations of the Business as of the respective dates thereof and for the periods therein referred to in all material respects, subject to normal year-end adjustments and the absence of footnotes and presentation items in case of the Interim Financial Statements. Sellers have provided Buyer with all material accounting policies applicable to the Business.

3.8. No Undisclosed Liabilities. There are no liabilities of Sellers not reflected in the balance sheet in the Interim Financial Statements, except (a) liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date (b) other liabilities disclosed on Schedule 3.8, and (c) liabilities or obligations for future performance by Sellers under any Contracts to which it is a party, to the extent the existence of such obligations is ascertainable solely on the face of such Contract (it being understood that this clause (c) does not include any liability or obligation arising out of or in connection with any breach or non-compliance with any such Contract).

3.9. Events Subsequent to the Balance Sheet Date. Except as set forth on Schedule 3.9, since the Balance Sheet Date:

(a) there has been no change in the business, financial condition, results of operations, assets, property or liabilities of the Business that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(b) Sellers have not sold, leased, transferred, or assigned any material assets, tangible or intangible, other than for fair consideration in the Ordinary Course of Business;

(c) Sellers have not entered into any material agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

(d) except for Permitted Encumbrances, the Sellers have not granted or permitted to be imposed any Encumbrance upon any of its assets, tangible or intangible;

(e) Sellers have not made any Capital Expenditure (or series of related Capital Expenditures) either involving more than $50,000 singly or $250,000 in the aggregate or outside the Ordinary Course of Business;

(f) Sellers have not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions), other than in the Ordinary Course of Business;

(g) Sellers have not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation, other than in the Ordinary Course of Business;

(h) except for accounts payable as to which Sellers have a good faith dispute (including certain accounts payable to SLR, Inc. as disclosed to Buyer), Sellers have not delayed or postponed the payment of accounts payable and other liabilities, outside the Ordinary Course of Business;

(i) Sellers have not granted, assigned, transferred, licensed or sublicensed any rights under or with respect to any Intellectual Property;

(j) there has been no change made or authorized in articles of incorporation or bylaws of either Seller;

(k) other than with respect to the Tripodi Stock Option, Sellers have not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(l) Except as permitted under this Agreement, Sellers have not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(m) Sellers have not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

(n) Sellers have not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(o) Sellers have not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, excluding, however, verbal agreements for employment of any individual which are terminable without cause on an at will basis;

(p) Sellers have not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

(q) Sellers have not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or material benefit plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan) other than in the Ordinary Course of Business;

(r) Sellers have not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(s) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Business or the Assets;

(t) no labor dispute has occurred materially and adversely affecting the Business;

(u) Sellers have not entered into any collective bargaining agreement or employment agreement;

(v) Sellers have not sold or factored any Accounts Receivables;

(w) Sellers have not paid or agreed to pay to any Person damages, fines, penalties or other amounts in respect of actual or alleged violation of any Legal Requirement; or

(x) Sellers have not committed to do any of the foregoing.

3.10. Accounts Receivable; Inventory.

(a) Except as set forth on Schedule 3.10(a), the Accounts Receivable, to the extent uncollected, are valid and existing and represent monies due for goods sold and delivered and services performed in bona fide commercial transactions, are billable and collectable (net of any reserves reflected on the Financial Statements in accordance with GAAP), and are not subject to any Encumbrances; and there are no refunds, discounts or setoffs payable or assessable with respect to the Accounts Receivable not reflected in the Financial Statements. Since December 31, 2005, no Accounts Receivable that have been written off have been sold by Sellers.

(b) Except as set forth on Schedule 3.10(b), the inventory of the Sellers consists of raw materials, work in process and finished products, all of which consists of items of a quality usable or salable in the Ordinary Course of Business, except such items which are obsolete, not usable or salable in the Ordinary Course of Business or are in excess of what is usable or salable in the Ordinary Course of Business and which were written-off in accordance with the past custom and practice of the Sellers.

3.11. Condition of Assets. All vehicles, machinery and equipment included in the Assets are free of material defects and deficiencies and in good operating condition and repair (ordinary wear and tear excepted).

3.12. Title to Personal Property. Sellers owns and hold good, valid and marketable title or leasehold title to all Assets, free and clear of any Encumbrances other than Encumbrances described in Schedule 3.12 (“Permitted Encumbrances”). At Closing, Sellers will convey to Buyer good and valid title to all Assets, free and clear of any Encumbrances other than Permitted Encumbrances.

3.13. Real Property.

(a) With respect to the Owned Real Property, (i) Sellers own fee simple title to the Owned Real Property, free and clear of any Encumbrance, except for Permitted Encumbrances; (ii) no third party has any option or right of first refusal to acquire the Owned Real Property; and (iii) there are no Persons (other than Sellers) in possession of the Owned Real Property. The Sellers have not received written or oral notice from any insurance company that it will require alterations of any Owned Real Property for continuance of a policy insuring the Owned Real Property or the maintenance of rates with respect thereto (other than notices of alterations that have been completed).

(b) No leased real property is included in the Assets.

(c) No parcel of Owned Real Property is subject to any pending condemnation action or other such taking, and to Sellers’ Knowledge no such condemnation or other taking is threatened. No portion of the Owned Real Property or the facilities thereon has suffered any material damage by fire or other casualty which has not heretofore been completely repaired and restored.

(d) There are no development or other agreements that limit the ability to protest real property taxes or assessments, fix minimum real estate taxes or require continued business operations with respect to any parcel of Owned Real Property. The use and occupancy of the Owned Real Property is in compliance with all applicable Legal Requirements and all applicable insurance requirements, including, to Sellers’ Knowledge, Legal Requirements pertaining to zoning matters and including the Americans with Disabilities Act, and conform to all such Legal Requirements on a current basis without reliance on any variance or other special limitation or conditional or special use permit.

(e) None of the Owned Real Property relies on any facilities (other than the facilities of the public utility and community water and sewer companies) not located on the applicable Owned Real Property to fulfill any zoning, building code or other Legal Requirements. There are no material defects in any of the structural components of any improvement on any Owned Real Property or its electrical, plumbing, HVAC, life safety or other building systems.

(f) Other than operations in Kansas City, Missouri under the Kyte Real Estate Lease, neither Seller uses any real property in connection with any material operation of the Business other than the facilities located on the Owned Real Property.

3.14. Environmental Matters.

(a) To Sellers’ Knowledge, the Business is in full compliance with all Environmental Laws. Sellers possess all permits, licenses and approvals that are necessary under Environmental Laws for the operation of the Business as currently conducted, except for such incidental licenses, permits, and other authorizations that would be readily obtainable by any qualified applicant without undue burden in the event of a lapse. All Permits required under Environmental Laws that are currently owned, held, or possessed by Sellers are listed in Schedule 3.14(a). Sellers have obtained or will obtain all consents necessary to transfer such permits, licenses and approvals to Buyer at Closing.

(b) The Business is not currently subject to any pending or, to Sellers’ Knowledge, threatened judicial or administrative investigation, proceeding, order, judgment, decree or settlement with any continuing obligation alleging or relating to a violation of or liability under any Environmental Law, or, to Sellers’ Knowledge, any liability due to any Materials of Environmental Concern or mold.

(c) To Sellers’ Knowledge, there are no conditions, occurrences, events or activities related to Materials of Environmental Concern that could reasonably be expected to form the basis of a violation of or liability under any Environmental Law or could reasonably be expected to have a Material Adverse Effect.

(d) With respect to the Business, Sellers are not subject to any pending or, to Sellers’ Knowledge, threatened order from or claim by any Governmental Authorities or third-party claimant relating to the release of any Material of Environmental Concern, and Sellers have not reported a release pursuant to any Environmental Law.

(e) Sellers have not filed any notice under any Environmental Law indicating past or present treatment of Materials of Environmental Concern, and none of Sellers’ operations involve the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent.

(f) Sellers have not received written notice from any Government Authority or a third-party claimant alleging that the Business is not in compliance with any Environmental Law or that Sellers are or may be liable under Environmental Law as a result of the storage, disposal, or arrangement for disposal of Materials of Environmental Concern or mold. To Sellers’ Knowledge, no offsite disposal location to which Sellers sent Materials of Environmental Concern has been identified by any Governmental Authority or a third-party claimant to the effect that the owner(s), operator(s), transporter(s) or generator(s) are or may be liable under Environmental Laws as a result of disposal practices.

(g) Sellers have not received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9604) or any comparable state law.

(h) To Sellers’ Knowledge, there are no underground storage tanks located on the Owned Real Property.

(i) To Sellers’ Knowledge, there are no asbestos-containing materials in or forming part of any building, building component, structure or office space located on the Owned Real Property.

(j) To Sellers’ Knowledge, there are not present in, on or under the Owned Real Property any Materials of Environmental Concern in such form or quantities as to create any liability or obligation under any Environmental Law or any other liability for Sellers or Buyer.

(k) Sellers have not used, generated, treated, disposed of, or arranged for the disposal of any Materials of Environmental Concern in any manner so as to create any liability or obligation under any Environmental Law or any other liability for Sellers or Buyer.

(l) Sellers have delivered to Buyer true and complete copies of all reports, licenses, permits, authorizations, disclosures and other documents of which it is aware relating in any way to the status of any of the Owned Real Property or otherwise relating to the Business with respect to any Environmental Law.

3.15. Intellectual Property.

(a) Schedule 3.15 contains a complete list by category (other than standard, commercially available, off-the-shelf software) and indication of status (completed or in process) of all Intellectual Property used or licensed by Sellers in the conduct of the Business including, but not limited to, all patents, patent applications, trademarks, trademark applications, intent to use applications or other registrations or applications relating to trademarks and copyrights and applications for copyright registration. Sellers, except for Permitted Encumbrances, own all right, title and interest in and to the Intellectual Property or have been granted a license to the Intellectual Property.

(b) Sellers have the right to use any of the Intellectual Property listed in Schedule 3.15 in the conduct of the Business, and no proceedings have been instituted or, to Sellers’ Knowledge, threatened that challenge Sellers’ right to use the Intellectual Property used by Sellers in the operation of the Business. The completion of the transaction contemplated by this Agreement will not create or trigger any prohibitions, limitations or restrictions on the use of the Intellectual Property in the conduct of the Business by Buyer.

(c) Sellers have the right to use the software, hardware application programs and similar systems owned by or licensed to Sellers, and no proceedings have been instituted or, to Sellers’ Knowledge, threatened that challenge Sellers’ use of such software, hardware application programs and similar systems.

3.16. Insurance.

(a) Schedule 3.16 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) currently maintained for the benefit of the Assets or the Business:

(i) the name of the insurer, the name of the policyholder, and the name of each covered insured; and

(ii) the policy number and the period of coverage.

(b) With respect to each current insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) neither Seller nor, to the Knowledge of Sellers any other party to the policy, is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iii) neither Seller and, to the Knowledge of Sellers no other party to the policy, has repudiated any provision thereof. Schedule 3.16 describes any self-insurance arrangements affecting the Sellers, the Business or the Assets. Since January 1, 2003, Sellers have not been denied, or reduced or requested a reduction in the scope or amount of, any insurance or indemnity bond coverage with respect to the ownership or operation of the Assets or the Business. No insurance carrier has canceled or reduced, or given notice of its intention to cancel or reduce, any insurance coverage with respect to the Business, and, to Sellers’ Knowledge, there exist no grounds to cancel or avoid any such policies or the coverage provided thereby. True and correct copies of all such policies and any endorsements thereto have been delivered to Parent.

3.17. Permits and Licenses. Sellers possess all consents, licenses, permits, grants or other authorizations necessary for the conduct of the Business as it is currently conducted (the “Permits”), unless the failure to so possess such Permit would not have a Material Adverse Effect. Schedule 3.17 contains an accurate list and summary description of all Permits owned or held by Sellers relating to the ownership, development or operation of the Business and the Assets, all of which are in full force and effect. To Sellers’ Knowledge, no grounds exist for the revocation, suspension or limitation of any of the Permits. None of the Permits are held in the name of any Person other than Sellers.

3.18. Interested Party Transactions. Except as set forth in Schedule 3.18, no officer, director, shareholder or Affiliate of Sellers (nor any sibling, descendant or spouse of any of such persons, or any trust, partnership, corporation or other entity in which any of such persons has or has had an interest), has or has had, directly or indirectly, (a) an interest in any entity that furnished or sold, or furnishes or sells, services, products or technology that Sellers furnishes or sells, or proposes to furnish or sell, or that is otherwise in competition with Sellers, (b) any interest in any entity that purchases from or sells or furnishes to Sellers, any goods or services, (c) an interest in any contract or agreement with Sellers, or (d) any claim or cause of action of any kind (whether in law or in equity) against Sellers; provided, that ownership of no more than two and one-half (2.5) percent of the outstanding voting stock of a publicly traded corporation shall not be deemed an “interest in any entity” for purposes of this Section 3.18.

3.19. Contracts. Except for Contracts described on Schedule 3.19, complete and genuine copies of which have been delivered to Buyer, Sellers are not party to:

(a) any agreement (or group of related agreements) for the lease of personal property to or from any Person;

(b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $100,000 (or, in the case of purchase orders, $250,000);

(c) any agreement concerning a partnership or joint venture;

(d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, under which it has granted any security interest on any of its assets, tangible or intangible;

(e) any agreement concerning confidentiality or non-competition;

(f) any collective bargaining agreement;

(g) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis excluding, however, verbal agreements for employment of any individual which are terminable without cause on an at will basis;

(h) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(i) any consulting agreement with an individual consultant, firm or other organization, other than agreements entered into in connection with the transactions contemplated by this Agreement;

(j) any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(k) any agreement, contract or commitment relating to Capital Expenditures and involving future payments in excess of $50,000 per year in the aggregate;

(l) any agreement, contract or commitment relating to the leasing, licensing, disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Sellers’ business;

(m) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(n) any dealer, distribution, joint marketing, sales representative, value added, re-marketer or other agreement for distribution of Sellers’ products or services; or

(o) any Contract for the purchase of substantially all of the assets of, a material equity interest in or merger or consolidation with any Person.

3.20. Assumed Contracts. Except as set forth on Schedule 3.20, Sellers have delivered to Buyer a correct and complete copy of each written Assumed Contract (as amended to date) and a written summary setting forth the terms and conditions of each oral Assumed Contract. With respect to each Assumed Contract, except as set forth in Schedule 3.20:

(a) each Assumed Contract is the legal, valid, binding obligation of the Sellers and in full force and effect and enforceable in accordance with its terms;

(b) subject to the consents required to transfer any Assumed Contract as a result of the transactions contemplated by this Agreement, neither Seller, and to the Knowledge of Sellers no other party, is in material breach or default of any Assumed Contract, and no event has occurred which with notice or lapse of time would constitute a material breach or default (singly or in the aggregate with other breaches or defaults), or permit termination, material modification, or acceleration, under any Assumed Contract;

(c) no party has repudiated any material provision of any Assumed Contract; and

(d) subject to the consents required to transfer any Assumed Contract as a result of the transactions contemplated by this Agreement, the assignment of any Assumed Contract to and assumption of such Assumed Contract by Buyer will not give a third party the right to terminate such Assumed Contract, or result in any penalty or premium to, or adverse change in the rights, remedies, benefits or obligations of, any party thereunder.

3.21. Employees and Employee Relations.

(a) Schedule 3.21 lists all current employees, officers and directors of Sellers who are employed in the Business. Sellers: (i) are in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting labor and employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) have withheld and reported in a timely manner all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as set forth in Schedule 3.21, there are no pending claims or actions against Sellers under any worker’s compensation policy or long-term disability policy nor to the Knowledge of Sellers are any such claims or actions threatened against it. No services are provided to Sellers or any of its Affiliates by any “leased employee” as that term is defined under Section 414 of the Code. Each Person whom Sellers or any of its Affiliates has retained as an independent contractor qualifies or qualified as an independent contractor and not as an employee of Sellers under the Code and all other applicable federal, state and local laws.

(b) Except as disclosed on Schedule 3.21, all Employees are employees at will such that Sellers may lawfully terminate their employment at any time, with or without cause, without creating any cause of action against Sellers or otherwise giving rise to any liability of Sellers for wrongful or retaliatory discharge, breach of contract or tort or any other similar cause at law or in equity. Sellers do not have any unsatisfied liability to any previously terminated Employees. Sellers have provided copies of all written employee handbooks, policies, programs and similar arrangements to Buyer, and have disclosed any of the foregoing that are not written. Except as set forth on Schedule 3.21, Sellers have never paid or promised to pay Employees for or with respect to accrued sick days upon termination of employment.

(c) Within the last three years, Sellers have not experienced any strike, picketing, boycott, work stoppage, slowdown or other labor dispute or any union organizing activity, nor to the Knowledge of Sellers, is any such event or any organizing effort threatened against it. Except as set forth on Schedule 3.21, there are no actions, suits, claims, labor disputes or grievances pending relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, nor to the Knowledge of Sellers, are any such claims or actions threatened against it. Sellers have not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Sellers are not a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees, and no collective bargaining agreement is being negotiated by Sellers. No petition has been filed with the National Labor Relations Board or other comparable state or local Governmental Authority seeking union representation, and no labor representation organization effort exists nor has there been any such activity within the past three years. Sellers have not been the subject of any audit of the U.S. Department of Labor or equivalent state, local or municipal Governmental Authority, within the past three years.

(d) Except to the extent included in Working Capital, no present or former Employee has or will have as a result of the consummation of the transactions contemplated by this Agreement any claim against Buyer relating to periods before the Closing Date for (i) overtime pay; (ii) wages, salary, bonuses or amounts due under any Employee Benefit Plan or Other Plan; or (iii) sick pay, severance pay, change in control payment, claim for unlawful discharge, holiday or vacation pay or paid or personal time off.

(e) Sellers are in compliance with all applicable requirements of the Immigration Reform and Control Act and has in its files properly completed copies of Form I-9 for all Employees with respect to whom that form is required.

3.22. Employee Benefit Plans.

(a) Schedule 3.22 lists each Employee Benefit Plan and Other Plan that Sellers, any of its Affiliates, or any member of the Controlled Group that includes Sellers maintains or has maintained, or to which it contributes (including employee elective deferrals), has contributed or ever has been required to contribute.

(b) Each Employee Benefit Plan (and related trust, insurance contract or fund) complies in form and in operation in all material respects with applicable

Legal Requirements, and has been administered and operated in all material respects in accordance with its terms and applicable Legal Requirements. All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1’s and Summary Plan Descriptions) have been timely filed or distributed appropriately with respect to each Employee Benefit Plan. Sellers have delivered to Buyer complete and genuine copies of the plan documents and summary plan descriptions, most recent determination letters received from the Internal Revenue Service, most recent Form 5500 Annual Reports, and all related trust, insurance and funding Contracts that implement each Employee Benefit Plan. Since January 1, 2003, no Governmental Authority has audited any Employee Benefit Plan and neither Seller nor any member of their Controlled Group has received any notice that such an audit will or may be conducted.

(c) Each Employee Pension Benefit Plan meets the requirements of a qualified plan under section 401(a) of the Code and has received (or is entitled to rely on in accordance with applicable IRS guidelines) a favorable determination or opinion letter from the Internal Revenue Service reflecting compliance with all applicable legislation enacted on or before December 31, 2005. No Employee Pension Benefit Plan is maintained that is not a qualified plan under section 401(a) of the Code, nor are any current liabilities reflected in Working Capital for any such non-qualified Employee Pension Benefit Plan. All contributions (including employer contributions and employee salary reduction contributions) to each Employee Pension Benefit Plan that are required to be paid have been timely paid. Any Employee Pension Benefit Plan that Sellers are required to contribute to is fully funded on an on-going basis.

(d) The requirements of Part 6 of Subtitle B to Title I of ERISA and of section 4980B of the Code have been met with respect to each Employee Welfare Benefit Plan to the extent applicable; all premiums or other payments for all periods ending on or before the Closing Date have been timely paid with respect to each Employee Welfare Benefit Plan.

(e) There have been no Prohibited Transactions with respect to any Employee Benefit Plan that would subject Sellers, any of its Affiliates, or any member of the Controlled Group that includes Sellers to any liability; no ERISA Fiduciary has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan; no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or to Sellers’ Knowledge threatened; and to Sellers’ Knowledge there exists no basis for any such action, suit, proceeding, hearing or investigation. No Party in Interest has any interest in any assets of any Employee Pension Benefit Plan other than as a beneficiary by virtue of such Person’s participation in such plan.

(f) No Employee Benefit Plan which is an Employee Pension Benefit Plan has been completely or partially terminated or the subject of a Reportable Event and no proceeding by the PBGC to terminate any Employee Pension Benefit Plan has been instituted or to Sellers’ Knowledge threatened; and Sellers have not incurred, and to Sellers’ Knowledge there is no reason to expect that Sellers will incur or be responsible for, any material liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any Employee Pension Benefit Plan.

(g) Neither Sellers, any of its Affiliates, nor any member of its Controlled Group contributes to, ever has contributed to, or ever has been required to contribute to any Multiple Employer Plan or any Multiemployer Plan or has any liability (including withdrawal liability) under any Multiple Employer Plan or any Multiemployer Plan. Neither Sellers, any of its Affiliates, nor any member of its Controlled Group maintains or contributes, ever has maintained or contributed to, or ever has been required to maintain or contribute to any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with section 4980B of the Code).

(h) No Employee Benefit Plan is a defined benefit plan as defined in section 3(35) of ERISA.

3.23. Litigation and Proceedings. Schedule 3.23 contains a complete and accurate list and summary description of all claims, actions, suits, litigation, arbitration, mediations, investigations and other proceedings pending or to Sellers’ Knowledge, threatened against or otherwise affecting Sellers, the Assets, or the Business. Except as set forth on Schedule 3.23, all such litigation, arbitration, mediations and other proceedings are fully insured (except for applicable deductibles) and no insurer has issued a “reservation of rights” letter or otherwise qualified its obligation to insure and defend Sellers against losses arising therefrom. There are no claims, actions, suits, litigation, arbitration, mediations, investigations or other proceedings pending, affecting or to Sellers’ Knowledge threatened against Sellers with respect to the Business or the Assets that would prohibit, delay or otherwise restrict the transactions contemplated herein, and there are no claims, actions, suits, litigation, arbitration, mediations, investigations or other proceedings pending, affecting or to Sellers’ Knowledge threatened against Sellers or any Affiliate of Sellers that would prohibit, delay or otherwise restrict the transactions contemplated herein. Sellers represent and warrant that SLR, Inc. is, and always has been, the only manufacturer of Stand N Seal “Spray On” Grout Sealer.

3.24. Taxes.

(a) Each Seller (i) has timely filed all Tax Returns required to be filed (or has timely and properly filed valid extensions of time with respect to the filing thereof), and all such Tax Returns are true, correct and complete in all material respects, and (ii) has timely paid all Taxes due with respect to such Tax Returns. No Taxes are due in any jurisdiction in which Tax Returns have not been filed, and no claim has ever been made by a Governmental Authority in a jurisdiction where a Seller does not file Tax Returns that it is or may be subject to Tax by that jurisdiction; and there are no Encumbrances on any Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) Each Seller has withheld and paid proper and accurate amounts from its employees’ compensation in full and complete compliance with all withholding and similar provisions of the Code and any and all other applicable Legal Requirements, and has withheld and paid, or caused to be withheld and paid, all Taxes on monies paid by each Seller to other Persons for which withholding or payment is required by law. All required Forms W-2 and 1099 have been properly completed and timely filed.

(c) To each Seller’s Knowledge, no Governmental Authority intends to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of either Seller either claimed or raised by any Governmental Authority in writing, or as to which either Seller has notice or Knowledge based upon personal contact with any agent of such authority; Schedule 3.24 lists all federal, state, local and foreign income Tax Returns filed with respect to each Seller for the last three complete fiscal years of each Seller and for the current year-to-date, and indicates those Tax Returns that have been audited and those that currently are the subject of audit or that have not been audited.

(d) There is not currently in effect any waiver of a statute of limitations in respect of Taxes by either Seller or any Contract to extend the time with respect to a Tax assessment or deficiency. No extension of time within which to file any Tax Return has been requested by either Seller with respect to any Taxes for which Tax Returns have not yet been filed.

(e) Neither Seller is now, and has not been, a party to any Tax allocation or sharing Contract, Tax indemnity or similar arrangement pursuant to which either Seller may be liable for Taxes of another Person.

(f) No audit or other proceeding by any Governmental Authority is pending in regard to any Taxes due from or with respect to either Seller.

(g) Neither Seller has agreed to make any material adjustment pursuant to section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of either Seller that will or would reasonably cause either Seller to include any adjustment in taxable income for any taxable period (or portion thereof) ending after the Closing Date.

(h) Neither Seller has executed or entered into with the IRS, or any Governmental Authority, a closing agreement pursuant to section 7121 of the Code or any similar provision of state, local, foreign or other income or franchise tax law, which will require any increase in taxable income or alternative minimum taxable income, or any reduction in tax credits for, either Seller for any taxable period ending after the Closing Date.

(i) There are no pending requests for rulings from any Governmental Authority with respect to Taxes of either Seller, and no material reassessments (for property or ad valorem Tax purposes) of any assets or any property owned or leased by Sellers have been proposed.

(j) None of the property of either Seller is subject to a safe-harbor lease (pursuant to section 168(f)(8) of the Internal Revenue Code of 1954, as in effect after the Economic Recovery Tax Act of 1981, and before the Tax Reform Act of 1986) or is “tax-exempt use property” (within the meaning of section 168(h) of the Code) or “tax-exempt bond financed property” (within the meaning of section 168(g)(5) of the Code).

(k) Neither Seller (i) is now and has not been (except with respect to one another) a member of any “affiliated group” within the meaning of Section 1504 of the Code or any similar group defined under a similar provision of law that filed or was required to file a consolidated, combined or unitary Tax Return, and (ii) has any liability for the Taxes of any Person (other than Sellers) under Treasury Regulations Section 1.1502-6 (or any comparable provision of law), as a transferee, by contract or otherwise. Neither Seller will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any inter-company transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income or franchise Tax law).

(l) Neither Seller is, nor has it at any time been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(m) Roanoke has properly elected to be taxed as an “S corporation” (as defined in Section 1361 of the Code) for federal, state and local income or franchise tax purposes effective as of October 19, 1992 (the date of incorporation), and on such date and at all times thereafter has qualified as an S corporation and has reported all of its income as an S corporation. Roanoke properly elected for federal, state and local income or franchise tax purposes to treat Chapco as a Qualified Subchapter S Subsidiary (as defined in Section 1361 of the Code) (“QSSS”), effective upon its acquisition of Chapco, Chapco has qualified as a QSSS at all times thereafter, and Roanoke has included the income of Chapco on its own Tax Returns.

(n) Neither Seller has been liable for any Tax imposed under Section 1375 of the Code or similar or corresponding provision of state or local law. There is no asset of either Seller the actual or deemed disposition of which could give rise to Tax under Section 1374 of the Code or similar or corresponding provision of state or local law.

(o) None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Section 280G of the Code or similar or corresponding provision of state or local law.

3.25. Major Customers and Suppliers. Schedule 3.25 identifies, and provides a breakdown of the revenues received from each customer or other Person that accounted for more than $2 million of gross revenues of Sellers during (a) the calendar year ended December 31, 2005 or (b) the calendar year ended December 31, 2004 (any such customer or other Person described in (a) or (b) above, a “Major Customer”). Schedule 3.25 identifies, and provides a breakdown of the expenses paid to, (i) all suppliers of Sellers, including direct and indirect suppliers of materials or services (including logistics), indicating the type of materials supplied, and (ii) all subcontractors of Sellers as of December 31, 2005, in each instance for those accounting for more than $250,000 for that year. Except on set forth on Schedule 3.25, Sellers have not received any written or oral indication that any Person identified in Schedule 3.25 may cease dealing with Sellers or may otherwise materially reduce the volume of business transacted with Sellers below historical levels, and no such customer, supplier or other person or entity has taken any such action since December 31, 2004. To Sellers’ Knowledge, the consummation of the transactions contemplated hereby will not materially and adversely affect the relationship of the Business with any Person identified on Schedule 3.25.

3.26. Books and Records. The books and accounts, minute books and other records of Sellers (including any such books and records related to Intellectual Property), all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minutes of Sellers contain records of all Board of Director (or committees thereof) and shareholder meetings of Sellers and other actions taken by the Board of Directors (or committees thereof) of Sellers and shareholders of Sellers that are accurate and complete in all material respects.

3.27. Brokers and Finders. Except as disclosed on Schedule 3.27, neither Sellers nor any Affiliate of Sellers, nor any officer, director, shareholder, employee or agent thereof, has engaged any finder, broker, or financial advisor (except for personal financial advisors of Shareholders) in connection with the transactions contemplated hereunder.

3.28. Restrictions on Business Activities. There is no judgment, injunction, order or decree or proceeding to which Sellers are a party or by which it or the Assets are or may be bound, that prohibits or impairs in any material respect the conduct of the Business by Sellers as it is currently conducted, nor, to the Knowledge of Sellers, is there any claim or proceeding pending or, to Sellers’ Knowledge threatened with respect thereto.

3.29. Operation of the Business. The Assets constitute all assets, property, goodwill and businesses necessary to operate the Business in all material respects in the manner currently conducted by Sellers.

3.30. Certain Payments. Neither Sellers nor any officer, employee, agent or other person or entity acting for or on behalf of Sellers have made, directly or indirectly, any material payment to any person or entity, or provided anything of material value (whether in the form of property or services or in any other form) to any Person for the purpose of obtaining favorable treatment in securing business, or has agreed or committed to take any of the foregoing actions.

3.31. Full Disclosure. This Article 3 and the related Schedules do not and will not contain any untrue statement of a material fact or, to Sellers’ Knowledge, omit to state any material fact necessary to make the statements made therein not misleading.

4. REPRESENTATIONS AND WARRANTIES REGARDING THE SHAREHOLDERS. Except as disclosed in the related Schedules, each Shareholder, severally, as to himself and not as to anyone else, makes the following representations and warranties to Parent and Buyer on and as of the Closing Date:

4.1. Powers; Consents; Absence of Conflicts, etc. Such Shareholder has the requisite power and authority to enter into this Agreement and to perform his respective obligations hereunder. The execution, delivery and performance by such Shareholder of this Agreement and any document, instrument or agreement in connection herewith to which such Shareholder is or becomes a party and the consummation by such Shareholder of the transactions contemplated herein and therein do not:

(a) conflict with, result in any breach or contravention of, or permit the acceleration of the maturity of, any liabilities of such Shareholder, and do not create or permit the creation of any Encumbrance on or affecting any of the Assets;

(b) violate any Legal Requirement to which such Shareholder may be subject; or

(c) conflict with or result in a breach or violation of any Contract or Permit to which such Shareholder is a party or by which he is bound.

4.2. Binding Agreement. This Agreement and each of the documents, instruments or agreements in connection herewith to which such Shareholder is or becomes a party are (or upon execution will be) valid and legally binding obligations of such Shareholder, enforceable against such Shareholder in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

4.3. Litigation and Proceedings. There are no claims, actions, suits, litigation, arbitration, mediations, investigations or other proceedings pending, affecting or to such Shareholder’s knowledge threatened, against such Shareholder. There are no claims, actions, suits, litigation, arbitration, mediations, investigations or other proceedings pending, affecting, or to such Shareholder’s knowledge threatened, by or between such Shareholder and Sellers.

4.4. Brokers and Finders. Such Shareholder has not engaged any finder or broker in connection with the transactions contemplated hereunder.

4.5. Certain Payments. Such Shareholder nor other Person acting for or on behalf of such Shareholder has made, directly or indirectly, any material payment to any Person, or provided anything of material value (whether in the form of property or services or in any other form) to any Person, for the purpose of obtaining favorable treatment in securing business, or has agreed or committed to take any of the foregoing actions that would constitute a violation of any law in any material respect.

4.6. Absence of Claims. Such Shareholder does not have any claims against either Seller.

4.7. Full Disclosure. This Article 4 and the related Schedules do not and will not contain any untrue statement of a material fact or, to the knowledge of Shareholders, omit to state any material fact necessary to make the statements made therein not misleading.

5. REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER. Except as disclosed in the related Schedules, Parent and Buyer, jointly and severally, make the following representations and warranties to Sellers on and as of the Closing Date:

5.1. Organization. Each of Parent and Buyer is a corporation duly organized and validly existing in good standing under the laws of the State of Minnesota.

5.2. Corporate Powers; Consents; Absence of Conflicts, Etc. Parent and Buyer have the requisite power and authority to conduct their respective businesses as now being conducted, to enter into this Agreement, and to perform their obligations hereunder. The execution, delivery and performance by Parent and Buyer of this Agreement and any document, instrument or agreement in connection therewith to which either is or becomes a party and the consummation by Parent and Buyer of the transactions contemplated herein and therein:

(a) are within their respective corporate powers and are not in contravention of the terms of their respective certificates of incorporation and bylaws, as amended to date, and have been approved by all requisite corporate action;

(b) do not conflict with or result in any breach or contravention of, any material agreement to which either Parent or Buyer is a party or by which either is bound; and

(c) do not violate any Legal Requirement to which Parent or Buyer may be subject.

5.3. Binding Agreement. This Agreement and each of the documents, instruments or agreements entered into in connection therewith to which Parent or Buyer is or becomes a party are (or upon execution will be), respectively, the valid and legally binding obligations of Parent and Buyer, enforceable against it in accordance with the respective terms hereof and thereof, except as enforceability against either may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

5.4. Brokers and Finders. Neither Parent nor Buyer, nor any Affiliate of any of them, nor any officer, director, employee or agent thereof, has engaged any finder or broker in connection with the transactions contemplated hereunder.

5.5. Full Disclosure. This Article 5 and the related Schedules do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein not misleading.

5.6. Availability of Funds. The Buyer has access to immediately available funds in a quantity sufficient to pay to the Sellers the Purchase Price and to perform all of the Buyer’s obligations pursuant to, and to consummate the transactions contemplated by, this Agreement.

6. PRE-CLOSING COVENANTS.

6.1. No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 10, Sellers will not, and will cause each of their officers, directors, employees, Affiliates, representatives and advisors not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any Person (other than Parent and Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business), or any of the capital stock of either Seller, or any merger, consolidation, business combination, or similar transaction involving either Seller.

6.2. Preservation of the Business. Except as set forth on Schedule 6.2, as otherwise required or contemplated hereby or with the written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Sellers shall: (i) maintain and operate the Assets in good operating condition and repair, ordinary wear and tear excepted; (ii) operate the Business in the Ordinary Course of

Business, in substantially the same manner as heretofore conducted, including managing current assets and current liabilities in a manner consistent with past practice; and (iii) use commercially reasonable best efforts to preserve and maintain the goodwill associated with the Business and the relationships with the Employees, customers and suppliers of the Business.

6.3. Operations Pending Closing. Except as set forth on Schedule 6.3, except as contemplated by this Agreement or except with the express written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), no Seller shall (with respect to the Business), other than in the Ordinary Course of Business:

(a) make any material change in the Business or its operations, except such changes as may be required to comply with any applicable requirements of Law;

(b) make any capital expenditure or enter into any contract or commitment therefor in excess of $50,000;

(c) enter into any contract for the purchase of real property or exercise any option to extend a lease relating to any real property;

(d) sell, lease (as lessor), transfer or otherwise dispose of (excluding any transfers to any of its Affiliates in the Ordinary Course of Business), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the Assets, other than Inventory and minor amounts of personal property sold or otherwise disposed of in the Ordinary Course of Business and other than Permitted Encumbrances;

(e) create, incur or assume, or agree to create, incur or assume, any indebtedness for borrowed money (other than money borrowed or advances from any of its Affiliates in the Ordinary Course of Business);

(f) make, or agree to make, any payment or distribution of assets (other than cash or Excluded Assets) to any of its Affiliates (other than intercompany transactions in accordance with past practices)(it being understood that distributions of cash by Roanoke to its shareholders is permitted at any time hereunder);

(g) institute any increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to its Employees, other than as required by any such plan or requirements of Law;

(h) make any change in the compensation of its employees, other than changes made in accordance with normal compensation practices or pursuant to existing contractual commitments and consistent with past compensation practices, or transfer, or permit the transfer of, the employment of any employee from a Seller to an Affiliate of such Seller that is not itself Seller (it being understood that any of such transfers are not in the Ordinary Course of Business); or

(i) make any change in the accounting policies applied in the preparation of the Financial Statements, unless such change is required by GAAP.

6.4. Preservation of the Business. The Sellers will exercise their best efforts to keep the Business and property substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

6.5. Access. Subject to the terms hereof and subject to certain terms of the Confidentiality Agreement, the Sellers will permit representatives of Buyer to have reasonable access during regular business hours and upon reasonable notice, and in a manner so as not to interfere with the normal business operations of the Sellers, to all premises, property, books, records (including Tax records), contracts, and documents of or pertaining to either Seller, including access to perform whatever environmental testing the Buyer deems appropriate in the course of its due diligence, such environmental testing to be completed within 30 days from the date hereof. Buyer agrees to repair any physical damage directly caused by such environmental testing if the transactions contemplated by this Agreement are not consummated. Buyer further agrees to provide Roanoke a copy of all test results derived from such environmental testing. Buyer and Parent acknowledge that no on-site visit to any of the Sellers’ premises, no discussion with any customers or suppliers of either Seller, nor any discussion with any employees of either Seller shall be permitted without (i) Buyer first receiving permission of Richard F. Tripodi, and (ii) a representative of Sellers being attendance at any such meeting. Sellers further agree that they will use their best efforts to facilitate meetings to occur within 10 days of the date hereof with the Major Customers and 3M Company (licensor of certain intellectual property to the Business) to discuss, generally, with those Major Customers that the Business will be sold to Buyer. Any disclosure or information provided to Buyers shall not constitute an enlargement of or an additional representation of Sellers beyond those specifically set forth in this Agreement. All such information and access shall be subject to the terms of the Confidentiality Agreement.

6.6. Notice of Developments. Prior to Closing, the Sellers will give prompt written notice to Buyer of any development causing a material breach of any of the representations and warranties in Article 4 of this Agreement. Each Party will give prompt written notice to the other Parties of any material adverse development causing a breach of any of its own representations and warranties in Section 3 of this Agreement. No disclosure by any Party pursuant to this Section 6.6 shall preclude Buyer from asserting the circumstance or facts disclosed as a basis for not closing if it would otherwise justify Buyer’s refusal to close or to claim indemnification related to such circumstance or facts under Section 12.1.

6.7. Costs and Expenses.

(a) Except as otherwise expressly set forth in this Agreement, all expenses incurred in the preparation of this Agreement and in the purchase of the Assets set forth herein, including counsel, accounting, brokerage and investment advisor fees and disbursements, shall be borne by the respective Party incurring such expenses, whether or not such transactions are consummated.

(b) Sellers shall pay all Excluded Taxes. Sellers shall pay the cost of removing Encumbrances that are not Permitted Encumbrances.

(c) Buyer shall pay (i) the cost of land title surveys of the Owned Real Property, (ii) environmental, engineering and other professional studies undertaken by Buyer, and (iii) the cost of auditing the Closing Balance Sheet; provided that nothing shall require Buyer to take any of the actions described in clause (i), (ii), or (iii).

(d) Buyer shall pay all sales, use, value-added, transfer, documentary, conveyancing, or similar Taxes or expenses and all recording fees that may be imposed as a result of the sale and transfer of the Assets to Buyer under this Agreement, together with any and all fines, penalties, interest, and additions to Tax with respect thereto (“Transfer Taxes”).

(e) If either Party elects to incur legal fees or expenses to enforce any provision of this Agreement, the prevailing Party will be entitled to recover such legal fees and expenses, including attorney’s fees, costs and necessary disbursements, in addition to any other relief to which such Party shall be entitled.

6.8. Fulfillment of Conditions. Each Party will execute and deliver at Closing each closing document that such Party is required by this Agreement to execute and deliver as a condition to Closing, and will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of the Parties contained in this Agreement, to the extent that satisfaction of such condition is within the control of such Party.

6.9. Release of Encumbrances. Sellers shall cause all Encumbrances other than the Permitted Encumbrances to be released and discharged at or prior to Closing.

6.10. HSR Approval. Within five (5) business days following the execution and delivery of this Agreement, each of the Buyer and the Sellers, or the relevant Affiliate of either such Party, shall file all notifications and related materials with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice (or the appropriate non-U.S. Governmental Authorities, if applicable) under the HSR Act or any applicable non-U.S. antitrust or other competition Laws (the “Antitrust Laws”), shall use commercially reasonable best efforts to obtain early termination of the applicable waiting period or expedited review, as applicable, of such notifications and related materials and shall take further actions and make all further filings pursuant thereto. Each Party warrants that all such filings by it will be, as of the date filed, true and accurate in all material respects and in material compliance with the requirements of the applicable Antitrust Laws. In connection with the foregoing, each Party shall (i) promptly notify the other Party of any written communication to that Party or its Affiliates from any Governmental Authority and, subject to applicable Legal Requirements, provide the other Party with a copy of any written communication to any of the foregoing and (ii) not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate thereat, with respect to this Agreement or the Ancillary Documents and the transactions contemplated hereby or thereby. Parent shall pay all fees associated with any filing required under the HSR Act. Nothing contained herein will require any Party to pay any consideration (except filing and application fees) to any other Person from whom any such consents, approvals or authorizations are requested.

7. CONDITIONS PRECEDENT TO OBLIGATION OF SELLERS. The obligation of Sellers to effect the Closing is subject to the satisfaction on or prior to the Closing Date of the following conditions, each of which may be waived in writing by Sellers:

7.1. Accuracy of Representations and Warranties; Covenants.

(a) Each of the representations and warranties of Parent and Buyer contained in Article 5 shall be true and correct in all material respects as of the Closing Date (provided that, solely for purposes of this Section 7.1(a), all materiality and knowledge qualifiers in such representations and warranties shall be disregarded).

(b) Each of the covenants and agreements to be complied with or performed by Parent and Buyer on or before the Closing Date shall have been complied with and performed in all material respects.

7.2. Adverse Action or Proceeding. No action or proceeding before any Governmental Authority shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no Governmental Authority shall have taken any other action or made any request of Sellers, Parent or Buyer as a result of which Sellers reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder; and there shall not be in effect any order restraining, enjoining or otherwise preventing consummation of the sale of the Assets and other transactions contemplated hereunder.

7.3. Pre-Closing Confirmations. Sellers shall have obtained documentation or other evidence reasonably satisfactory to Sellers that Sellers have received or will receive all consents, approvals, authorizations and clearances of Governmental Authorities required of it to consummate the transactions contemplated hereby.

7.4. Extraordinary Events. Neither Parent nor Buyer shall: (a) be in receivership or dissolution; (b) have made any assignment for the benefit of creditors; (c) have been adjudicated a bankrupt; (d) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against Parent or Buyer, or (e) have entered into any Contract to do or permit the doing of any of the foregoing on or after the Closing Date.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND BUYER. The obligations of Parent and Buyer to effect the Closing are subject to the satisfaction on or prior to the Closing Date of the following conditions, each of which may be waived in writing by Parent and Buyer:

8.1. Representations and Warranties; Covenants.

(a) Each of the representations and warranties of Sellers and the Shareholders contained in Article 3 and 4 shall be true and correct in all material respects on and as of the Closing Date (provided that, solely for the purposes of this Section 8.1(a), all materiality and knowledge qualifiers in such representations and warranties shall be disregarded).

(b) Each of the covenants and agreements to be complied with or performed by Sellers or the Shareholders on or before the Closing Date shall have been complied with and performed in all material respects.

8.2. Adverse Action or Proceeding. No action or proceeding before any Governmental Authority shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no Governmental Authority shall have taken any other action or made any request of Sellers, Parent, or Buyer or their Affiliates as a result of which Parent reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder; and there shall not be in effect any order restraining, enjoining or otherwise preventing consummation of the sale of the Assets and other transactions contemplated hereunder.

8.3. Pre-Closing Confirmations and Contractual Consents. Buyer shall have obtained documentation or other evidence reasonably satisfactory to Buyer that:

(a) Buyer has received all consents, Permits, approvals, authorizations and clearances of Governmental Authorities required to consummate the transactions herein contemplated; and

(b) Sellers have obtained consents to assignment of all Assumed Contracts (other than Immaterial Contracts) for which such consents are required. Any other provision of this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to transfer or assign, or a transfer or assignment of, any claim, Contract, lease, Permit, commitment, sales order or purchase order, or any benefit arising thereunder or resulting therefrom, if an attempt at transfer or assignment thereof without the consent required or necessary for such assignment would constitute a breach thereof or in any way adversely affect the rights of Buyer or Sellers thereunder. If (i) any required consent to the transfer or assignment to Buyer of any claim, Contract, lease, Permit, commitment, sales order or purchase order is not obtained, (ii) an attempted transfer or assignment would be ineffective or would adversely affect the rights of Buyer or Sellers thereunder so that Buyer would not receive substantially all of such rights, or (iii) a contract is assigned to Buyer pursuant to the provisions hereof and the other contracting party thereafter raises objections to the assignment and refuses to allow Buyer to perform the contract on the terms therein provided, or threatens to terminate the contract or sue for damages, Buyer and Sellers shall cooperate (at Buyer’s expense) in any arrangement Buyer may reasonably request to provide for Buyer the benefits under such claim, Contract, lease, Permit, commitment or order. Cooperation may include, and at Buyer’s request shall include, an arrangement (a so-called seconding arrangement), to be entered into between Buyer and Sellers pursuant to which Sellers shall nominally perform an order or contract and ensure the continuation of all relevant product warranties, Buyer shall retain the economic benefits or detriments of the order or contract, and Sellers shall perform the order or contract with employees lent to Sellers by Buyer (which employees shall be treated as employees of Sellers during the period of performance) and with inventory, equipment and supplies of Buyer necessary to complete the order or contract transferred from Buyer to Sellers as required. Nothing contained in this Section 8.3 shall limit the liability, if any, of Sellers pursuant to this Agreement for failing to have disclosed the need for any consent required to be disclosed hereunder.

8.4. Extraordinary Events. Neither Sellers nor the Shareholders shall (a) be in receivership; (b) have made any assignment for the benefit of creditors; (c) have been adjudicated a bankrupt; (d) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against any of them, or (e) have entered into any Contract to do or permit the doing of any of the foregoing on or after the Closing Date.

8.5. Payoff Letters and Termination Statements. Sellers shall have delivered to Buyer payoff letters from all lenders indicating the amount necessary to retire all existing indebtedness of Sellers in form and substance acceptable to Buyer (the “Payoff Letters”), accompanied by releases for all Encumbrances other than Permitted Encumbrances.

8.6. Non-Competition Agreements. The Shareholders shall each have executed and delivered a Non-Competition and Non-Solicitation Agreement in the form of Exhibit B hereto.

8.7. Employment Agreements. Richard F. Tripodi shall have executed and delivered an Employment Agreement on the terms and conditions set forth in the Form of Executive Employment Agreement (Tripodi) attached hereto as Exhibit C1. Douglas W. Vanderburgh shall have executed and delivered an Employment Agreement on the terms and conditions set forth in the form of Executive Employment Agreement (Vandenburgh) attached hereto as Exhibit C2.

8.8. Diligence. Buyer shall be satisfied, in its sole discretion, with the due diligence Buyer has performed on the Business, the Assets and in all other regards, such due diligence to be completed by the date that is 45 days from the date hereof.

8.9. Governmental Consents. The Sellers and Buyer shall have received their respective authorizations, consents, and approvals of governments and governmental agencies, as well as requisite consent under the HSR Act.

8.10. Title Insurance. A title company selected by Buyer is committed (subject to Buyer’s obligation to pay all costs and fees associated therewith) to issue to Buyer an owner’s policy of title insurance, as evidenced by a title insurance binder that has been marked by an authorized representative of such title insurance company or other evidence reasonably satisfactory to Buyer, naming Buyer as insured, showing marketable title in the name of Buyer to the Owned Real Property, subject only to Permitted Encumbrances.

8.11. Keys, etc. Sellers shall have delivered to the Buyer’s possession of any keys, lock combinations or codes, software logins and passwords, file records, manuals and other such indicia of ownership of the Assets in either Seller’s possession (such items to remain at the offices of the Sellers and to be specifically identified to Buyer unless Buyer indicates otherwise).

8.12. Phantom Stock Participants. Sellers shall have satisfied all obligations under the Phantom Stock Agreements and obtained appropriate releases from each Phantom Stock Participant, in a form reasonably satisfactory to Buyer.

8.13. Montalbano Agreement. Sellers shall have satisfied all obligations under the Montalbano Agreement and obtained appropriate releases from Montalbano, in a form reasonably satisfactory to Buyer.

8.14. Tripodi Stock Option. Tripodi shall have exercised the Tripodi Stock Option, in a form reasonably satisfactory to Buyer.

8.15. Sale Bonus Participants. Sellers shall have satisfied all obligations under the Sale Bonus Agreements and obtained appropriate releases from each Sale Bonus Participant, in a form reasonably satisfactory to Buyer.

9. CLOSING.

9.1. Closing. The Closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of McDermott Will & Emery, 227 West

Monroe, Chicago, Illinois (or at such other location as agreed upon by the parties), commencing at such time as the parties agree on or before the tenth business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereunder (other than conditions which may be satisfied at the Closing itself) (the “Closing Date”).

9.2. Sellers’ and Shareholders’ Deliverables at Closing. At the Closing and unless otherwise waived in writing by Buyer, Sellers or the Shareholders, as applicable, shall deliver or cause to be delivered to Buyer:

(a) a bill of sale, assignment and assumption agreement (the “Bill of Sale”), fully executed by Sellers, conveying to Buyer good and valid title to all Assets, free and clear of all Encumbrances other than the Permitted Encumbrances;

(b) any third-party consents that are (i) necessary for the consummation of the transactions contemplated hereby, or (ii) that are required in order to prevent a breach of or default under, a termination or modification of, or acceleration of the terms of any Assumed Contract or Assumed Liability;

(c) the Escrow Agreement, duly executed by Sellers and the Shareholders;

(d) the Payoff Letters and other releases, if any, of Encumbrances other than Permitted Encumbrances;

(e) the Non-Competition and Non-Solicitation Agreements contemplated by Section 8.6, duly executed by the Shareholders;

(f) the Employment Agreements, duly executed by the required employees;

(g) assignments, fully executed by Sellers, conveying to Buyer, Sellers’ interests in the Assumed Contracts;

(h) copies of resolutions duly adopted by the board of directors and the shareholders of Sellers authorizing and approving the execution and delivery of this Agreement and the documents related thereto and the consummation of the transactions contemplated hereby, certified as true and in full force and effect as of the Closing Date by the appropriate officer of Sellers;

(i) certificates of the duly authorized President or Vice President of Sellers certifying that each of the representations and warranties of Sellers contained in this Agreement that is qualified as to materiality or knowledge is true and correct in all respects on and as of the Closing Date, that each of the other representations and warranties of Sellers contained in this Agreement is true and correct in all material respects on and as of the Closing Date, and that all of the covenants and agreements to be complied with or performed by Sellers on or before the Closing Date have been complied with and performed in all material respects;

(j) certificates of incumbency for the respective officers of Sellers executing this Agreement and the documents related thereto, dated as of the Closing Date;

(k) certificate of existence and good standing from the state in which Sellers are incorporated, dated as of a recent date prior to the Closing; and

(l) such other documents as Buyer reasonably deems necessary to effect the transactions contemplated hereby.

9.3. Parent’s and Buyer’s Deliverables at Closing. At the Closing and unless otherwise waived in writing by Sellers, Parent and Buyer shall deliver or cause to be delivered to Sellers, the Shareholders or the Escrow Agent, as applicable:

(a) payment of the Purchase Price in accordance with Sections 2.6 and 2.7;

(b) the Bill of Sale, fully executed by Buyer, pursuant to which Buyer shall assume the future payment and performance of the Assumed Liabilities and the Assumed Contracts;

(c) copies of resolutions duly adopted by the boards of directors of the Parent and Buyer authorizing and approving the execution and delivery of this Agreement and the documents related thereto and the consummation of the transactions contemplated hereby, certified as true and in full force and effect as of the Closing Date by appropriate officers of Parent and Buyer;

(d) certificates of the duly authorized President or Vice President of Parent and Buyer certifying that each of the representations and warranties of Parent and Buyer contained in this Agreement that is qualified as to materiality or knowledge is true and correct in all respects on and as of the Closing Date, that each of the other representations and warranties of Parent and Buyer contained in this Agreement is true and correct in all material respects on and as of the Closing Date, and that all of the covenants and agreements to be complied with or performed by Parent and Buyer on or before the Closing Date have been complied with and performed in all material respects;

(e) the Escrow Agreement, duly executed by Buyer;

(f) the Employment Agreements, duly executed by Buyer; and

(g) such other documents as Sellers reasonably deems necessary to effect the transactions contemplated hereby.

10. POST-CLOSING COVENANTS.

10.1. Employees and Employee Benefit Plans.

(a) Subject to the exclusions set forth in this Section 10.1 and in reliance upon the representations and warranties of Sellers and the Shareholders in Sections 3.21 and 3.22, Parent shall cause Buyer to offer to employ as of the Closing Date substantially all active Employees of Sellers working in the Business immediately prior to Closing (“Hired Employees”) on substantially the same terms and conditions applicable to such Employees on the Closing Date (subject to each Hired Employee executing the appropriate confidentiality and noncompetition agreement of Parent or Buyer). Sellers acknowledge that all employment offers are subject to the satisfactory completion by Buyer and its Affiliates of their customary employee background checks.

(b) Nothing contained in this Section 10.1 or elsewhere in this Agreement shall be deemed to limit or otherwise affect in any manner the right of Buyer or any Affiliate of Buyer to terminate at will the employment of any Hired Employee (except as otherwise provided in Assumed Contracts with such employees), or limit the right of Buyer or any Affiliate to apply its existing personnel policies and procedures to the Hired Employees. Nothing contained in this Section 10.1 or elsewhere in this Agreement shall be deemed to limit or otherwise affect in any manner the right of Buyer or any Affiliate of Buyer to make changes to the Employee Benefit Plans offered to the Hired Employees so long as any such changes are the same in all material respects as those made with respect to all other similarly situated employees covered by the affected Employee Benefit Plans.

(c) Buyer shall not assume Sellers’ obligations or liabilities under any Employee Benefit Plan or Other Plan except to the extent included in the Assumed Liabilities.

(d) With respect to the Hired Employees and their eligible dependents, Parent will cause Buyer to waive the “pre-existing condition” exclusions under Buyer’s applicable Employee Welfare Benefit Plans offered to the Hired Employees to the extent permissible under the terms thereof and applicable law, subject to any pre-existing condition limitations provided by Sellers’ Employee Welfare Benefit Plan as of the Closing Date. Buyer shall give all Hired Employees credit for their accrued but unused vacation, holiday and sick pay (whether in such form or in the forms of so-called paid time off or extended illness bank plans) to the extent the same constitute Assumed Liabilities. Sellers shall provide Parent with a complete and accurate list of such accrued but unused vacation, holiday and sick pay. Buyer shall give all Hired Employees credit after Closing for their years of service with Sellers as provided by Sellers to the Parent for the purpose of determining how much vacation, holiday and sick pay the Hired Employees are entitled to under the applicable Employee Welfare Benefit Plan of

Buyer (subject to appropriate offset for any vacation, holiday or sick pay that constitute Assumed Liabilities) and for purposes of determining eligibility to participate and vesting percentages in the Employee Pension Benefit Plans offered to the Hired Employees (but not for purposes of benefit accrual or entitlement to any retirement, early retirement or subsidized benefits based on service). Buyer will not assume or otherwise become liable for (i) long-term disability payments to any Employee or former Employee of Sellers who does not actively work for Buyer after Closing, or (ii) other obligations to former or currently retired employees of Sellers, except as provided in Section 10.1(f).

(e) To the extent permissible under the terms thereof and applicable law, Buyer shall credit the Hired Employees and their eligible dependents under the Employee Welfare Benefit Plans offered to the Hired Employees with any deductibles, copayments or other cost-sharing amounts incurred by the Hired Employee or eligible dependent under Sellers’ Employee Welfare Benefit Plans during the period beginning on the first day of the most recent plan year of the applicable Employee Welfare Benefit Plan offered by Buyer to Hired Employees and ending on the Closing Date as provided by the Sellers to Parent.

(f) At Closing or at such later date as may be agreed upon by Sellers and Buyer, Sellers will cease to provide any group health plan (as defined in Code Section 5000(b)(1)) to any Employee of Sellers. With respect to all group health plans maintained by Sellers prior to the Closing, Buyer acknowledges and agrees that Buyer will be a “successor employer” to Sellers in connection with the asset sale for purposes of the Consolidated Omnibus Budget Reconciliation Act of 1985 (as amended, “COBRA”), as described in Treasury Regulation Section 54.4980B-9 Q&A-8(c)(1). In furtherance thereof, one or more of the group health plans maintained by Buyer will have the obligation to make COBRA continuation coverage available to “M & A Qualified Beneficiaries” with respect to the asset sale (as described in Treasury Regulation Section 54.4980B-9 Q&A-4(a)), beginning on the later of (i) the Closing Date or (ii) the date Sellers ceases to provide any group health plan to any employee, as such coverage is required under Code Section 4980B(f) and as set forth in Treasury Regulation Sections 54.4980B-1 through 54.4980B-10, relating to all group health plans maintained by Sellers prior to the Closing Date. Seller shall provide Parent with a complete and accurate list of all such M&A Qualified Beneficiaries.

10.2. Hired Employees. As soon as practicable after Closing, Sellers shall provide Buyer with all necessary payroll records for the calendar year in which the Closing occurs so that Buyer may furnish a Form W-2 to all Hired Employees disclosing all wages and other compensation paid to them (and amounts withheld therefrom) by Sellers and Buyer in the calendar year. Sellers will take all steps necessary to enable Buyer to comply with the requirements of the alternate procedure of Rev. Proc. 96-60, 1996-2 C.B. 399. Buyer acknowledges and agrees that any Hired Employees required to participate in matters relating to claims against the Sellers, shall be permitted to do so without loss of wages or benefits so long as such involvement on behalf of Sellers does not unreasonably interfere with the discharge of their duties on behalf of Buyer.

10.3. Change of Sellers’ Name. Roanoke shall cease to use the name “Roanoke Companies Group, Inc.” in its business or as a corporate name and shall take all actions necessary to amend its articles of incorporation so as to change its name from “Roanoke Companies Group, Inc.” to a name not reasonably similar to that name, with the amendment to be effective no later than two business days following the Closing Date. Chapco shall cease to use the name “Chicago Adhesives Product Co.” in its business or as a corporate name and shall take all actions necessary to amend its articles of incorporation so as to change its name from “Chicago Adhesives Product Co.” to a name not reasonably similar to that name, with the amendment to be effective no later than two business days following the Closing Date.

10.4. Further Assurances. At any time and from time to time at and after the Closing, upon request of Buyer, Sellers and the Shareholders shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, deeds, assignments, transfers, conveyances, powers of attorney, confirmations and assurances as Buyer may reasonably request to more effectively convey, assign and transfer to and vest in Buyer full legal right, title and interest in and actual possession of the Assets and the Business and to generally carry out the purposes and intent of this Agreement. Sellers shall also furnish Buyer with such information and documents in its possession or under its control, or which Sellers can execute or cause to be executed, as will enable Buyer to prosecute any and all petitions, applications, claims and demands relating to or constituting a part of the Assets and Business.

10.5. State Tax Matters. Each Seller shall retain for an appropriate period (or file with the appropriate Governmental Authorities if required by statute) any annual resale certificate or other exemption certificate provided to it by Buyer in connection with the purchase of the Assets and shall timely file all other exemption certificates or documents, if any, that are required to be filed by each Seller in connection with purchase of the Assets in order to minimize the Transfer Taxes required to be paid by Buyer.

11. POST-CLOSING AGREEMENTS. The Parties acknowledge that after Closing each Party may need access to information or documents in the control or possession of another Party for the purposes of concluding the transactions herein contemplated, preparing Tax Returns or conducting Tax audits, obtaining insurance, complying with Legal Requirements, and prosecuting or defending third-party claims. Accordingly, each Party shall keep, preserve and maintain in the Ordinary Course of Business, and as required by Legal Requirements and relevant insurance carriers, all books, records, documents and other information in the possession or control of such Party and relevant to the foregoing purposes at least until the expiration of any applicable statute of limitations or extensions thereof. Each Party shall cooperate fully with, and make available for inspection and copying by, the other Party, its employees, agents, counsel and accountants and/or Governmental Authorities, upon written request and at the expense of the requesting Party, such books, records documents and other information to the extent reasonably necessary to facilitate the foregoing purposes. In addition, each Party shall cooperate with, and shall permit and use its commercially reasonable best efforts to cause its former and present directors, officers and employees to cooperate with, the other Party on and after Closing in furnishing information, evidence, testimony and other assistance in connection with any action, proceeding, arrangement or dispute of any nature with respect to the subject matter of this Agreement. The exercise by any Party of any right of access granted herein shall not materially interfere with the business operations of the other Party.

12. INDEMNIFICATION.

12.1. Indemnification by Sellers and the Shareholders.

(a) Generally. Subject to and to the extent provided in this Article 12, from and after Closing, Sellers and the Shareholders, jointly and severally, shall indemnify, defend and hold harmless Buyer’s Indemnified Persons, and each of them, from and against any Losses incurred or suffered by Buyer’s Indemnified Persons, directly or indirectly, as a result of, relating to or arising from:

(i) any breach of a representation or warranty made by Sellers herein, including in the Schedules or in any certificate delivered on behalf of Sellers at Closing;

(ii) the non-fulfillment of any covenant, agreement or other obligation of Sellers set forth in this Agreement;

(iii) the Stand N Seal Matter;

(iv) the matters disclosed on Schedule 3.23;

(v) the ownership, operation, or condition at any time on or prior to the Closing Date of the Owned Real Property; any Materials of Environmental Concern that were present on the Owned Real Property at any time on or prior to the Closing Date; or any Materials of Environmental Concern, wherever located, that were, or were allegedly, generated, transported, stored, treated, released, or otherwise handled in connection with the Business at any time on or prior to the Closing Date; and

(vi) the Excluded Liabilities.

(b) Indemnification by Shareholders. Subject to and to the extent provided in this Article 12, from and after Closing, each Shareholder, severally, but not jointly and severally, as to himself and not as to anyone else, shall indemnify, defend and hold harmless Buyer’s Indemnified Persons, and each of them, from and against any Losses incurred or suffered by Buyer’s Indemnified Persons, directly or indirectly, as a result of, relating to or arising from:

(i) any breach of a representation or warranty made by such Shareholder under Article 4 or the related Schedules; or

(ii) the non-fulfillment of any covenant, agreement or other obligation of such Shareholder set forth in this Agreement.

12.2. Sellers’ and Shareholders’ Limitations.

(a) Sellers and the Shareholders shall have no liability for breach of representations and warranties under Section 12.1(a)(i), and no claim shall accrue against Sellers or the Shareholders for breach of representations and warranties under Section 12.1(a)(i) unless and until the aggregate liability of Sellers or the Shareholders in respect of claims arising under Section 12.1(a)(i) exceeds $1,000,000 (the “Basket”), in which case Sellers and the Shareholders shall be obligated to indemnify, defend and hold harmless Buyer’s Indemnified Persons for all Losses in excess of the Basket; provided, however, the Basket shall not apply to Losses arising from (i) Sellers’ or the Shareholders’ intentional misrepresentation or fraud, or (ii) the breach of the representations and warranties contained in Sections 3.4 (Noncontravention), 3.12 (Title to Assets), 3.14 (Environmental Matters)(with respect solely to Roanoke’s facility in Dalton, Georgia), 3.23 (Litigation), 3.24 (Taxes), and 3.27 (Brokers and Finders).

(b) Sellers’ and the Shareholders’ aggregate liability for Losses to Buyer’s Indemnified Persons shall not exceed $54.0 million (the “Cap”); provided, however, the Cap shall not apply to Losses arising from (i) Sellers’ or the Shareholders’ intentional misrepresentation or fraud, (ii) the breach of the representations and warranties contained in Sections 3.4 (Noncontravention), 3.12 (Title to Assets), 3.14 (Environmental Matters)(with respect solely to Roanoke’s facility in Dalton, Georgia), 3.24 (Taxes), and 3.27 (Brokers and Finders) and Article 4, or (iii) Sections 12.1(a)(ii) or (vi).

(c) Any amounts owed by Sellers or the Shareholders for indemnification to Buyer’s Indemnified Persons under this Agreement shall be satisfied as follows: (i) first, as a payment by the Escrow Agent from the Escrow Fund; (ii) second, as a claim against Sellers; and (iii) third, as a claim against the Shareholders.

(d) Any amounts owed by a Shareholder pursuant to Section 12.1(b) for indemnification to Buyer’s Indemnified Persons under this Agreement shall be satisfied solely by the applicable Shareholder, including through the withholding or setting off of payments under such Shareholder’s Employment Agreement (if any).

12.3. Indemnification by Parent and Buyer. Subject to and to the extent provided in this Article 12, from and after Closing, Buyer and Parent, jointly and severally, shall indemnify, defend and hold harmless Sellers’ Indemnified Persons from and against any Losses incurred or suffered by Sellers’ Indemnified Persons, directly or indirectly, as a result of, relating to or arising from:

(a) any breach of a representation or warranty made by Parent and Buyer in Article 5 or the related Schedules;

(b) the non-fulfillment of any covenant, agreement or other obligation of Parent and Buyer set forth in this Agreement;

(c) any claim by any Person (other than a Sellers’ Indemnified Person) to the extent alleging Losses resulting from the conduct of the Business after the Closing Date; or

(d) the Assumed Liabilities (other than to the extent indemnification is provided to the Buyer’s Indemnified Persons for such liabilities pursuant to Section 12.1).

12.4. Parent’s and Buyer’s Limitations.

(a) Parent and Buyer shall have no liability for breach of representations and warranties under Section 12.3(a), and no claim shall accrue against Parent and Buyer for breach of representations and warranties under Section 12.3(a) unless and until the aggregate liability of Parent or Buyer in respect of claims arising under Section 12.3(a) exceeds the Basket, in which case Parent and Buyer shall be obligated to indemnify, defend and hold harmless Sellers’ Indemnified Persons for all Losses in excess of the Basket.

(b) Parent’s and Buyer’s aggregate liability for Losses to Sellers’ Indemnified Persons under Section 12.3(a) shall not exceed $2 million; provided, however, that such limit shall not apply to Losses arising from Parent’s or Buyer’s intentional misrepresentation or fraud.

12.5. Notice and Control of Third-Party Claims. If any claim or liability is asserted in writing against a party entitled to indemnification under this Article 12 (the “Indemnified Party”) that would give rise to a claim under this Article 12, the Indemnified Party shall notify the person giving the indemnity (“Indemnifying Party”) in writing of the same within 10 days of receipt of such written assertion of a claim or liability. The Indemnifying Party shall have the right to defend a claim and control the defense, settlement and prosecution of any litigation. If the Indemnifying Party, within 20 days after notice of such claim, fails to defend such claim, the Indemnified Party will have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party. All Parties agree to cooperate fully as necessary in the defense of such matters. Should the Indemnified Party fail to notify the Indemnifying Party in the time required above, the Indemnifying Party shall be relieved of its obligations pursuant to this Section 12.5 only to the extent that such failure to notify in the time required above materially and adversely affects the Indemnifying Party’s ability to defend such matter. Anything in this Section 12.5 notwithstanding, (i) if any claim relates to the Stand N Seal Matter, involves any customer or supplier of the Business, is a Product Liability Matter, or if there is a reasonable probability that a claim may materially and adversely affect the Business other than as a result of money damages or other money payments, and (ii) if Sellers or Shareholders (or their insurers) are defending such claim, then, regardless of whether such claim would give rise to indemnification under this Section 12, Sellers and Shareholders agree to keep Parent and Buyer apprised of all developments of which Sellers or Shareholders are aware (as they occur) with respect to negotiations and settlement of such claim, as well as any other material developments with respect to pending litigation of such claim. With respect to the Stand N Seal Matter, Sellers and Shareholders represent and warrant, jointly and severally, that Sellers have agreed to indemnify and hold harmless the Major Customer involved in such matter against all Losses associated therewith. Sellers and Shareholders agree that they will comply with, and not seek to alter, the current terms of such indemnification agreement.

12.6. Notice of Other Claims. If an Indemnified Party becomes aware of any breach of the representations or warranties of the Indemnifying Party hereunder or any other basis for indemnification under this Article 12 not involving a third-party claim, the Indemnified Party shall notify the Indemnifying Party in writing of the same, specifying in detail the circumstances and facts that give rise to a claim under this Article 12.

12.7. Limitation Period. No claim pursuant to this Article 12 may be asserted under this Agreement unless the party making the claim gives the Party against whom the claim is to be made notice of such claim before the end of the applicable survival period (as defined in Section 12.8); provided, however, that such claim shall survive the expiration of the survival period if notice thereof, as required hereby, was previously given.

12.8. Survival of Representations; Indemnity Periods. Notwithstanding any right of Buyer (whether or not exercised) to investigate the Business or any right of any Party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other Party contained in this Agreement, each of Sellers and the Shareholders has, on the one hand, and Buyer has, on the other hand, the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. The representations, warranties, covenants and agreements in this Agreement made by Sellers and the Shareholders and Buyer, respectively, will survive Closing: (a) except as otherwise set forth therein, indefinitely with respect to matters covered by Section 2.4; (b) until 60 days after the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive) with respect to matters covered by Sections 3.4 (Noncontravention), 3.12 (Title to Assets), 3.14 (Environmental Matters), 3.24 (Taxes), 3.27 (Brokers and Finders), Article 4 or (c) the Stand N Seal Matter; and (d) until twenty-four months after the Closing Date in the case of all other representations, warranties, covenants and agreements, except that:

(i) any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (b) or (c) above shall survive if notice pursuant to Section 12.7 shall have been given on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article 12;

(ii) in the event of intentional misrepresentation or fraud in the making of any representation or warranty, all representations, warranties, covenants and agreements that are the subject of the intentional misrepresentation or fraud shall survive until 60 days after the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive) with respect to matters covered thereby; and

(iii) rights to indemnification under this Article 12 will survive until any claims brought hereunder shall have been satisfied or otherwise resolved as provided herein.

12.9. Effect of Insurance and Third Party Proceeds. The amount of indemnification that a Party is required to pay to, for or on behalf of any Person under this Section 12 will be reduced, including retroactively, by (but only to the extent of) any insurance proceeds or amounts from third parties that are actually recovered by such Party in reduction of the related Losses. Further, if a Party indemnified under this Agreement has received, or if a party that must indemnify under this Agreement has paid on such person’s behalf, an indemnity payment in respect of Losses and the Party seeking indemnification under this Agreement subsequently receives, directly or indirectly, insurance proceeds or amounts from third parties in respect of such Losses, then such person must promptly pay to the party from whom indemnification is sought the amount of such proceeds, or, if less, the amount of such payment.

12.10 Shareholders’ Representative.

(a) Each Shareholder hereby irrevocably appoints the Shareholders’ Representative as its or his representative, attorney-in-fact, and agent, with full power of substitution to act in the name, place, and stead of such Shareholder in accordance with the terms and provisions of this Agreement. By executing this Agreement, Shareholders’ Representative accepts his appointment and authorization to act as Shareholders’ Representative in accordance with the terms hereof and agrees to perform his obligations hereunder and otherwise comply with this Section 12.10.

(b) The Shareholders’ Representative is hereby exclusively authorized after the Closing Date to take such action as the Shareholders’ Representative, acting in his sole discretion, deems necessary, appropriate, or convenient to perform the actions contemplated by this Agreement and any other action reasonably related thereto. Without limiting the generality of the foregoing, the Shareholders’ Representative is specifically authorized:

(i) to assert claims, make demands, and commence actions on behalf of any Shareholder under this Agreement;

(ii) to act on behalf of any Shareholder in connection with claims and proceedings under Section 2.8, 2.9 or this Section 12;

(iii) to retain and compensate attorneys, accountants, and other professionals or consultants to assist in performing his duties hereunder;

(iv) to give such instructions and do such other things and refrain from doing such things as he shall deem appropriate to carry out the provisions of this Agreement;

(v) to give and receive, on Shareholders’ behalf, all consents and notices under this Agreement and the Escrow Agreement;

(vi) to distribute any amounts he receives on behalf of Shareholders under the Escrow Agreement; and

(vii) to perform all actions, exercise all powers, and fulfill all duties otherwise assigned to him in this Agreement.

(c) The Shareholders’ Representative is hereby granted the sole and exclusive authority to act on behalf of each Shareholder in respect of all matters arising under Section 2.8, 2.9 or this Section 12, notwithstanding any dispute or disagreement among the Shareholders, and no Shareholder shall have any authority to act unilaterally or independently of the Shareholders’ Representative in respect to any such matter.

(d) The Shareholders shall, jointly and severally, indemnify the Shareholders’ Representative for, and hold the Shareholders’ Representative harmless against, any Losses incurred without willful misconduct or bad faith on the part of the Shareholders’ Representative, arising out of or in connection with the Shareholders Representative’s carrying out his duties under this Agreement. The Shareholders’ Representative may consult with counsel of his own choice and will have full and complete authorization and protection for any action taken and suffered by him in good faith and in accordance with the opinion of such counsel.

(e) The Shareholders’ Representative shall act solely in a representative capacity on behalf of each Shareholder. The Shareholders’ Representative shall owe no fiduciary obligations to any Shareholder. The Shareholders’ Representative is not expected to devote its full business time to the performance of his duties hereunder. The Shareholders’ Representative shall have no obligations to account to any for his time or actions hereunder.

(f) A decision, act, consent, or instruction of the Shareholders’ Representative shall constitute a decision of all Shareholders, as the case may be, and shall be final, binding, and conclusive upon each Shareholder, as the case may be. Parent, Buyer, and the Escrow Agent may rely upon any decision, act, consent, or instruction of the Shareholders’ Representative as being the decision, act, consent, or instruction of each Shareholder, as the case may be. Parent, Buyer, and the Escrow Agent are hereby relieved from any liability to any person for any acts done by them in accordance with any decision, act, consent, or instruction of the Shareholders’ Representative.

(g) Sellers and Shareholders agree to cause the Phantom Stock Participants and Montalbano, to appoint, in the Escrow Agreement, the Shareholders’ Representative as the representative of the Phantom Stock Participants and Montalbano for all purposes related to the Escrow Agreement on substantially the same terms as set forth in this Section 12.10.

13. TERMINATION.

13.1. Termination of Agreement. Certain of the Parties may terminate this Agreement as follows:

(a) Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) Buyer may terminate this Agreement by giving written notice to Sellers on or before the date that is thirty days from the date hereof, if Buyer is not satisfied in its sole and absolute discretion with the results of its due diligence regarding the Business and Assets, including, but not limited to, business, legal, environmental, and accounting due diligence;

(c) Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing if any of the conditions specified in Section 8 have not been met by or at the Closing and have not been waived by Buyer;

(d) Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing if any of the conditions specified in Section 7 have not been met by or at the Closing and have not been waived by Sellers;

(e) Either party may terminate this Agreement by giving written notice to the other Party at any time prior to the Closing in the event the Party receiving such notice has breached any representation, warranty or covenant contained in this Agreement and such breach has continued without cure for a period of thirty (30) days after the non-breaching Party has given written notice of same.

(f) This Agreement will terminate upon written notice from one Party to the other Parties hereto if Closing shall not have occurred on or before the date that is 60 days from the date of this Agreement, unless the parties have mutually agreed in writing to extend such deadline.

13.2. Effect of Termination. If any Party terminates this Agreement other than as a result of a breach by the other Party, all rights and obligations of the Parties hereunder (other than those obligations which specifically survive the termination of this Agreement) shall terminate without any Liability of any Party to any other Party. In the event Buyer’s or Sellers’ failure to close is a breach of the provisions of this Agreement, then the non-breaching Party may sue for specific performance or for damages. The confidentiality obligations of Section 6(d) hereof and of the Confidentiality Agreement shall survive any termination of this Agreement.

14. GENERAL.

14.1. Schedules. The Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any fact disclosed on one Schedule hereto shall be deemed to be disclosed on each other applicable Schedule to the extent permitted under this Section 14.1. Nothing in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity.

14.2. Tax Effect. None of the Parties (nor such Parties’ counsel or accountants) has made or is making in this Agreement any representation to any other Party (or such Party’s counsel or accountants) concerning any of the Tax effects or consequences on the other Party of the transactions provided for in this Agreement. Each Party represents that it has obtained, or may obtain, independent Tax advice with respect thereto and upon which it, if so obtained, has solely relied.

14.3. Reproduction of Documents. This Agreement and all documents relating hereto, including consents, waivers and modifications that may hereafter be executed, financial statements, certificates and other information previously or hereafter furnished to any Party, may be reproduced by any Party by any photographic, microfilm, electronic or similar process, and the Parties may destroy any original documents so reproduced. The Parties stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the Ordinary Course of Business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

14.4. Time of Essence. Time is of the essence in the performance of this Agreement, provided that, if the day on or by which a notice must or may be given, or the performance of any Party’s obligation is due, is a Saturday, Sunday or holiday for banks in Minneapolis, Minnesota, then the day on or by which such notice must or may be given, or that such performance is due, shall automatically be extended to the first business day thereafter.

14.5. Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by any Party or any Party must or may exercise discretion, such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised.

14.6. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to such State’s conflicts-of-laws rules.

14.7. Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal representatives, successors and assigns. No Party may assign this Agreement without the prior written consent of the other Parties; provided, however, Parent and Buyer may assign their rights under this Agreement to any of their Affiliates.

14.8. No Third-Party Beneficiaries. The terms and provisions of this Agreement (including provisions regarding employee and employee-benefit matters) are intended solely for the benefit of the Parties, Buyer’s Indemnified Persons, Sellers’ Indemnified Persons, and their respective successors and permitted assigns, and are not intended to confer third-party beneficiary rights upon any other Person.

14.9. Waiver of Breach, Right or Remedy. The waiver by any Party of any breach or violation by another Party of any provision of this Agreement or of any right or remedy permitted the waiving Party in this Agreement (a) shall not waive or be construed to waive any subsequent breach or violation of the same provision, (b) shall not waive or be construed to waive a breach or violation of any other provision, and (c) shall be in writing and may not be presumed or inferred from any Party’s conduct. Except as expressly provided otherwise in this Agreement, no remedy conferred by this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be in addition to every other remedy granted in this Agreement or now or hereafter existing at law or in equity, by statute or otherwise. The election of any one or more remedies by a Party shall not constitute a waiver of the right to pursue other available remedies. In addition to any other rights and remedies any Party may have at law or in equity for breach of this Agreement, each Party shall be entitled to seek an injunction or other equitable relief to enforce the provisions of this Agreement without the posting of any bond.

14.10. Notices. Any notice, demand or communication required, permitted or desired to be given hereunder shall be deemed effectively given if given in writing (a) on the date tendered by personal delivery; (b) on the date received by facsimile or other electronic means; (c) on the date tendered for delivery by nationally recognized overnight courier, or (d) on the date tendered for delivery by United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, in any event addressed as follows:

If to Buyer:

H.B. Fuller Company

1200 Willow Lake Boulevard

Vadnais Heights, Minnesota 55110-5101

Attn: Chief Financial Officer

Facsimile No.: (651) 236-5426

with a copy to:

Faegre & Benson LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Fax: (612) 766-1600

Attn: W. Morgan Burns

If to Sellers:

Roanoke Companies Group, Inc.

Attn: Richard F. Tripodi

4274 Stableford Lane

Naperville, IL 60564

Fax: (630) 499-1110

with a copy to:

Thomas K. Jones

11000 King Street

Overland Park, KS 66210

Fax: (913) 469-8182

If to Shareholders:

William J. Kyte

5300 Sunset Drive, #5

Kansas City, MO 64112

John H. Johntz, Jr.

4424 West 84th Street

Prairie Village, KS 66207

Richard F. Tripodi

4274 Stableford Lane

Naperville, IL 60564

Thomas K. Jones

11000 King Street

Overland Park, KS 66210

or to such other address or number, and to the attention of such other Person, as any Party may designate at any time in writing in conformity with this Section 13.10.

14.11. Severability. If any provision of this Agreement is held or determined to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

14.12. Entire Agreement; Amendment. This Agreement supersedes all previous contracts, agreements and understandings and constitutes the entire agreement of whatsoever kind or nature existing between or among the Parties representing the within subject matter and no Party shall be entitled to benefits other than those specified herein. As between or among the Parties, any oral or written representation, agreement or statement not expressly incorporated herein, whether given prior to or on the Closing Date, shall be of no force and effect unless and until made in writing and signed by the Parties on or after the Closing Date. The representations and warranties set forth in this Agreement shall survive the Closing and remain in full force and effect as provided in Article 12, and shall survive the execution and delivery of all other agreements, instruments or other documents described, referenced or contemplated herein and shall not be merged herewith or therewith. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but the same instrument. This Agreement may not be amended except in a written instrument executed the Parties.

14.13. Interest. Unless otherwise provided herein to the contrary, any monies required to be paid by any Party to another Party pursuant to this Agreement shall be due two business days after demand therefor and if not paid when due shall accrue interest from and after the due date to and including the date full payment is made at an annual rate equal to the prime rate in effect for the relevant period as reported by the Wall Street Journal under “Money Rates.”

14.14. Drafting. No provision of this Agreement shall be interpreted for or against any Person on the basis that such Person was the draftsman of such provision, and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

14.15. Confidentiality; Public Announcements.

(a) Except as required by Legal Requirements, Sellers and the Shareholders, on the one hand, and Parent and Buyer, on the other hand, shall keep this Agreement and its contents confidential and not disclose the same to any Person (except the Parties’ attorneys, accountants or other professional advisers and except to the applicable Governmental Authorities in connection with any Tax Return, required notification or application for approval or a license or exemption therefrom) without the prior written consent of the other Party.

(b) At all times before the Closing, Sellers and the Shareholders, on the one hand, and Parent and Buyer, on the other hand, will consult with the other before issuing or making any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to obtain the other Party’s approval of the text of any public report, statement or release to be made on behalf of such Party. If either Party is unable to obtain the approval of its public report, statement or release from the other Party and such report, statement or release is, in the opinion of legal counsel to such Party, necessary to discharge such Party’s disclosure obligations under law, then such Party may make or issue the legally required report, statement or release and promptly furnish the other Party a copy thereof. Nothing herein shall prohibit any Party from responding to questions presented by the press or media without first obtaining prior written consent of the other Party.

14.16 Parent Guaranty. Parent irrevocably guarantees each and every representation, warranty, covenant, agreement and obligation of Buyer and the full and timely performance of Buyer’s obligations under this Agreement. This is a guarantee of payment and performance, and not merely of collection, and Parent acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishments of Buyer’s obligations or liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee. Buyer hereby waives, for the benefit of Sellers, Shareholders, and their Affiliates (i) any right to require Sellers or any of their Affiliates, as a condition of payment or performance by Parent, to proceed against Buyer or to pursue any other remedies whatsoever, and (ii) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in multiple originals by their duly authorized officers as of the Closing Date.

PARENT:		SELLER:

H.B. FULLER COMPANY		ROANOKE COMPANIES GROUP, INC.

By:	/s/ Albert P.L. Stroucken	By:	/s/ Thomas K. Jones
Name:	Albert P.L. Stroucken	Name:	Thomas K. Jones
Title:	Chairman and CEO	Title:	Vice President, Assistant Secretary

BUYER:		SHAREHOLDERS:

SCB SUB, INC.		/s/ William J. Kyte
By:	/s/ Steven J. Large	William J. Kyte
Name:	Steven J. Large
Title:	President	/s/ John H. Johntz, Jr.
John H. Johntz, Jr.

/s/ Richard F. Tripodi
Richard F. Tripodi

/s/ Thomas K. Jones
Thomas K. Jones

Signature Page

Asset Purchase Agreement